Exhibit 10.28

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

INDEX TO NEW HANDONG INVESTMENT (GUANGDONG) CO., LTD.

PRODUCT LICENSE AGREEMENT

THE SCHEDULE

PARAGRAPH

1.	GRANT OF LICENSE
	a.	Grant
	b.	Term
	c.	License Year and License Quarter
	d.	Territory
	e.	Minimum Net Sales

2.	COVENANTS OF LICENSEE
	a.	Use
	b.	(i) Maintaining Goodwill
(ii) Compliance with Laws
	c.	Distribution Channels
	d.	Royalties
(i) Guaranteed Royalties
(ii) Earned Royalties
(iii) Penalty; Interest
(iv) Cash Guarantee
	e.	Statements and Payments
	f.	Records and Audit
	g.	Expenses of Conducting Examinations
	h.	Product Quality
	i.	Approval of Products and the Materials
	j.	Title and Protection and Preservation of Playboy Properties and Copyrights
	k.	Right to Subcontract, Licensee Financial Statements and Lists of Sources and Accounts
	l.	Inventory and Holograms
	m.	Playboy Properties and Non-Competitive Brands
	n.	Indemnification and Product Liability Insurance
	o.	Marketing Spend, Advertising Plans and Public Relations
3.	ADDITIONAL COVENANTS OF THE PARTIES
	a.	Reservation of Rights
	b.	Certain Sales
	c.	Investment Opportunity

4.	TITLE AND PROTECTION
	a.	Indemnification by Licensor
	b.	Enforcement

5.	RELATIONSHIP BETWEEN THE PARTIES
	a.	No Joint Venture
	b.	Assignment
	c.	Change of Control

INDEX TO NEW HANDONG INVESTMENT (GUANGDONG) CO., LTD.

PRODUCT LICENSE AGREEMENT

(Continued)

6.	SUBLICENSING

7.	DEFAULTS AND RIGHTS OF TERMINATION
	a.	Defaults and Right to Cure
	b.	Bankruptcy or Assignment for Creditors, Business Discontinuance
	c.	Loss of Trademark Rights
	d.	Qualified Auditor’s Report
	e.	Cross-Default
	f.	Right of Termination

8.	EXPIRATION OR TERMINATION
	a.	Effect of Expiration or Termination
	b.	Reserved Rights
	c.	Continued Sales After Expiration
or Termination
	d.	Inventory After Expiration or Termination
	e.	Equitable Relief and Legal Fee
	f.	Termination Fee

9.	NOTICES
	a.	Effectiveness
	b.	Address Change

10.	CONFIDENTIAL INFORMATION

11.	SEVERABILITY

12.	CONSENTS AND APPROVALS

13.	APPLICABLE LAW

14.	NO BROKER

15.	CONSTRUCTION

16.	LIMITATION OF LIABILITY

17.	SURVIVABILITY

18.	RIGHTS CUMULATIVE

19.	ENTIRE AGREEMENT

20.	Miscellaneous

SCHEDULE TO PRODUCT LICENSE AGREEMENT

THIS SCHEDULE TO PRODUCT LICENSE AGREEMENT, effective as of the lastest dated signature of the parties below (the “Effective Date”), is the “Schedule” referred to in the Product License Agreement entered into by and between Playboy Enterprises International, Inc. and NEW HANDONG INVESTMENT (GUANGDONG) CO., LTD. (the “Agreement”) and is incorporated into the Agreement in its entirety as set forth herein. In the Agreement, the below words shall have the following meanings:

S.1.	LICENSOR:	PLAYBOY ENTERPRISES INTERNATIONAL, INC.
10960 Wilshire Blvd., Suite 2200
Los Angeles, CA 90024

S.2.	LICENSEE:	NEW HANDONG INVESTMENT (GUANGDONG) CO., LTD.
3rd Floor, Building 6, 35 Jinghu Road, Huadu,
Guangzhou, China
		Contact:	[***]
		Telephone:	[TELEPHONE]
		Facsimile:	N/A
		E-Mail:	[EMAIL ADDRESS]

S.3.-1	LICENSOR’S AGENT:	CAA-GBG LLP
6 Salem Road
London W2 4BU, United Kingdom
		Contact:	Heather Kamins
		Telephone:	[TELEPHONE]

CAA-GBG LLP
2000 Avenue of the Stars
Los Angeles, California 90067
		Contact:	Heather Kamins
		Telephone:	[TELEPHONE]

S.3.-2	COLLECTING AGENT:	CAA-GBG UK LIMITED
6 Salem Road
London W2 4BU, United Kingdom
		Contact:	Heather Kamins and Inam Shah
		Telephone:	[TELEPHONE]

S.4.	THE TRADEMARKS:

Subject to the terms and conditions of the Agreement and this Schedule, including, without limitation, the provisions set forth in Paragraph 1. of the Agreement and as set forth below: (1) “PLAYBOY” (word mark); (2) Rabbit Head Design; and (3) the “Labels” (as defined in Paragraph S.5. below), as depicted in Exhibit A attached hereto and made a part hereof to the extent registered in the Territory or as authorized for use in connection with pending applications, or as otherwise authorized for use.

Licensor authorizes Licensee's use of the Chinese translation of the PLAYBOY (wordmark)

Trademark , namely (pronounced HUA HUA GONG ZI), with the PLAYBOY (word mark) Trademark only as follows : on Product hangtags , associated Product packaging and for marketing/advertising purposes as approved by Licensor.

Licensee understands and acknowledges that Licensor owns other trademarks, which Licensor has licensed and/or may license to other third parties in the Territory.

Under no circumstances shall Licensee modify the Labels or use any component thereof independently of the Labels.

The Labels must be used only on the Products in the Product categories as specifically set forth in Paragraphs S.5. and S.7. below.

Notwithstanding the foregoing, Licensee's rights with respect to PLAYBOY (word mark) and Rabbit Head Design are limited to advertising and promoting the Products in the Territory, subject to Licensor's prior approval thereof.

All Products and packaging must bear the Licensor’s designated approved Trademarks, and must be submitted to Licensor for approval prior to being sold into the market pursuant to Paragraph 2.i. of the Agreement.

THE IMAGES:

Certain images, patterns and graphics from Licensor’s art and photo archives and style guides, which are approved in advance in writing by Licensor on a case-by-case basis.

Although Licensee may submit to Licensor a request to use certain images, patterns and graphics, any specific images to be added to the Agreement will be granted in Licensor’s sole discretion in writing and based on appropriateness for the Products, Licensor’s current strategic or business plans and availability of rights.

All Products and associated packaging, marketing, advertising, promotional and point of sale materials must be pre-approved in writing by Licensor prior to use.

S.5.	THE TYPE OF LICENSE:

Non-Exclusive

Label	For Use Only With

PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label	The Products set forth in S.7.1. of this Schedule.

PLAYBOY BUNNY & Rabbit Head Design Label	The Products set forth in S.7.3. of this Schedule.

V(RHD)P Label	The Products set forth in S.7.2. of this Schedule.

The PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label (the "Playboy Established 1953 Label"), the PLAYBOY BUNNY & Rabbit Head Design Label (the "Playboy Bunny Label") and the V(RHD)P LABEL may sometimes be collectively referred to herein as the "Labels."

The design of the Labels may be changed only by Licensor.

In such event, Licensor shall provide prior written notice to Licensee.

The Playboy Established 1953 Label does not require the use of "Established 1953" in all creative applications on or associated with Products, for example on advertising, point of sale materials, store fixtures or the Products themselves, except, however, that the use of "Established 1953" will occur on hangtags, garment labels and similar branding items as Licensor may determine in its discretion from time to time.

No labels other than the Labels may be used in connection with the Products without the prior written approval of Licensor.

S.6.	DISTRIBUTION CHANNELS:

(i)	Playboy-branded retail stores located in the Territory (including Playboy's official ecommerce website located at www.playboyshop.com to the extent customers are located or reside in the Territory;

(ii)	Playboy-branded catalogues;

(iii)	Mid-tier department stores and specialty stores located in the Territory that have been approved by Licensor in writing (which may or may not have their own "E-Commerce Web Site" (as such term is defined below));

(iv)	E-Commerce/E-tailers (as specifically defined below) only as specified here or as approved in writing by Licensor on a case by case basis.

“E-Commerce Web Site” shall mean a website located at a common uniform resource locator (“URL”) in an Internet protocol based network used for promoting, offering, providing or selling merchandise.

“E-tailers” shall mean any entity engaged in the promotion and sale of the Products whose primary means of promotion, sale or distribution is via an “E-Commerce Web Site.

For the avoidance of any doubt, any and all online or e-commerce rights shall be non-exclusive unless otherwise explicitly agreed in writing.

All rights granted under the License shall be subject to the terms and conditions of the E-Commerce Guidelines attached hereto as Exhibit B and made a part hereof.

In the event that Licensee or any affiliated third-party fails to adhere to the terms and conditions of the E-Commerce Guidelines, such failure shall be deemed as a default under the terms and conditions of the Agreement.

Licensee may not sell and distribute the Products to or through duty-free outlets as duty-free avenues of distribution are not included in the definition of such physical stores.

Licensee may not sell to supermarkets or discount retailers except those set forth in paragraph (iii) of this Paragraph S.6.

S.7.	THE PRODUCTS:

1.	Playboy Established 1953 Label

(a)	Men’s non-technical casual fashion apparel, specifically t-shirts, polo shirts, dress shirts, sweaters, cardigans, handkerchiefs, hoodies, suits, vests, pants, trousers, shorts, wool sweaters, cashmere sweaters, knit sweaters, leather clothing, trench coats, down jackets, overcoats, jackets, denim apparel, blazers, scarves, gloves and hats, but specifically excluding socks, underwear, and sleepwear.

(b)	Men’s leather and non-leather goods, specifically bags, belts, backpacks without trolley wheels, wallets, money purses, key chains, leather folders, slim briefcases (i.e., for avoidance of doubt as in office cases for papers and folders), small satchels without trolley wheels, leather travel bags and travel luggage.

(c)	Women’s non-technical wool sweaters, cashmere and cashmere-blend sweaters, knit sweaters, cotton and cotton-blend sweaters, wool pants, scarves, gloves, hats, denim apparel, leather apparel, umbrellas, down jackets, skirts, dresses, pants, leggings, coats, hoodies, furs, shorts, blouses, waistcoats, t-shirts and raincoats.

(d)	Women’s leather and non-leather accessories, specifically belts, handbags, backpacks, wallets, luggage and travel bags.

2.	V(RHD)P Label

(a)	Men’s formal suits (i.e., business suits), specifically suits, formal rimmed hats, dress shirts, neckties, cufflinks, tie clips, and tie pins.

(b)	Men’s non-technical casual fashion apparel, specifically t-shirts, polo shirts, dress shirts, sweaters, cardigans, handkerchiefs, hoodies, suits, vests, pants, trousers, shorts, wool sweaters, cashmere sweaters, knit sweaters, leather clothing, trench coats, down jackets, overcoats, jackets, denim apparel, blazers, scarves, gloves and hats, but specifically excluding socks, underwear, and sleepwear.

(c)	Men’s leather and non-leather goods, specifically bags, belts, backpacks without trolley wheels, wallets, money purses, key chains, leather folders, slim briefcases (i.e., for avoidance of doubt as in office cases for papers and folders), small satchels without trolley wheels, leather travel bags and travel luggage.

3.	Playboy Bunny Label

(a)	Women’s leather and non-leather goods, specifically bags, handbags, belts, backpacks without trolley wheels, wallets, money purses, key chains, leather folders, slim briefcases (i.e., for avoidance of doubt as in office cases for papers and folders), small satchels without trolley wheels, leather travel bags and travel luggage.

(b)	Women’s non-technical wool sweaters, cashmere and cashmere-blend sweaters, knit sweaters, cotton and cotton-blend sweaters, wool pants, scarves, gloves, hats, denim apparel, leather apparel, umbrellas, down jackets, skirts, dresses, pants, leggings, coats, hoodies, furs, shorts, blouses, waistcoats, t-shirts and raincoats.

All Products and associated Product packaging, marketing, advertising, promotional and point-of-sale materials will require the prior written approval of Licensor prior to being sold into or exposed to the market and comply with the terms of this Schedule and the Agreement, and all Products shall bear anti-counterfeit Holograms to be purchased by Licensee from Licensor’s designated supplier of such materials, pursuant to Paragraph 2.l.(ii) of the Agreement.

All Products must comply with all applicable laws and regulations that cover the Product category.

S.8.	THE TERRITORY:

China (excluding Hong Kong, Taiwan and Macao).

S.9.	THE COMMENCEMENT DATE:

January 1, 2020

S.10.	THE EXPIRATION DATE:

June 30, 2030

S.11.	THE MINIMUM NET SALES:

License Year	Amount
LY 1 (01/01/20 – 06/30/21)	[***]
LY 2 (07/01/21 – 06/30/22)	[***]
LY 3 (07/01/22 – 06/30/23)	[***]
LY 4 (07/01/23 – 06/30/24)	[***]
LY 5 (07/01/24 – 06/30/25)	[***]
LY 6 (07/01/25 – 06/30/26)	[***]
LY 7 (07/01/26 – 06/30/27)	[***]
LY 8 (07/01/27 – 06/30/28)	[***]
LY 9 (07/01/28 – 06/30/29)	[***]
LY 10 (07/01/29 – 06/30/30)	[***]

S.12.	GUARANTEED ROYALTIES:

License Year	Amount	Payment Due Date
LY 1 (01/01/20 – 06/30/21)	[***]	[***]

LY 2 (07/01/21 – 06/30/22)	[***]	[***]

LY 3 (07/01/22 – 06/30/23)	[***]	[***]

LY 4 (07/01/23 – 06/30/24)	[***]	[***]

LY 5 (07/01/24 – 06/30/25)	[***]	[***]

LY 6 (07/01/25 – 06/30/26)	[***]	[***]

LY 7 (07/01/26 – 06/30/27)	[***]	[***]

LY 8 (07/01/27 – 06/30/28)	[***]	[***]

LY 9 (07/01/28 – 06/30/29)	[***]	[***]

LY 10 (07/01/29 – 06/30/30)	[***]	[***]

Subject to the provisions of Paragraphs 2.e.(vi)(a) and (b) of the Agreement, Licensee understands and accepts that all “Guaranteed Royalties” (as defined in Paragraph 2.d.(i) of the Agreement) and “Earned Royalties” (as defined in Paragraph 2.d.(ii) of the Agreement) payments to be remitted to Licensor hereunder are intended to be gross amounts without any deductions whatsoever, except as set forth in Paragraph S.20(8) of the Schedule.

Notwithstanding anything in the Agreement to the contrary, the Agreement shall not be binding on Licensor until such time as the first payment of Guaranteed Royalties for the first License Year 1 (i.e., [***]) has been paid in full, and the Agreement has been signed by both parties.

S.13.	ROYALTY RATE:

[***] of “Net Retail Sales” (as defined in the Agreement) and [***] of “Net Wholesale Sales” (as defined in the Agreement)..

S.14.	EARNED ROYALTIES:

The “Earned Royalties,” calculated at the Royalty Rate, on the total “Net Sales” (as defined in Paragraph 2.e.(ii) of the Agreement) of all Products sold during the Term and Sell-Off Period (if any).

All Earned Royalties are due and payable within fifteen (15) days after “License Quarter” (as defined in Paragraph 1.c.(ii) of the Agreement).

S.15.	MARKET DATE:

January 1, 2020

S.16.	MARKETING SPEND:

For each “License Year” (as defined in Paragraph 1.c.(i) of the Agreement), three percent (3%) of the total Net Sales or three percent (3%) of the Minimum Net Sales amount for such License Year, whichever is greater.

S.17.	SELL-OFF PERIOD:

Ninety (90) days after the Expiration Date or notice of termination together with Licensor’s consent (pursuant to Paragraph 8.c. of the Agreement).

S.18.	SAMPLES:

In each License Year, at Licensor’s request, Licensee will provide for Licensor’s promotional purposes, at no charge to Licensor, two (2) units of each of the Products in such mix and in such quantities as Licensor may request.

S.19.	THE ADDRESS WHERE BOOKS KEPT: See Paragraph S.2. above of this Schedule.

S.20.	ADDITIONAL TERMS AND CONDITIONS (WHICH ARE HEREBY INCORPORATED INTO EXHIBIT F OF THE AGREEMENT):

Notwithstanding anything in the Agreement to the contrary:

1.	If, by June 30, 2021, Licensee has not commercially launched the Products set out in Paragraph S.7.3.(b) of the Schedule in quantities consistent with Licensee’s other Labels as determined by Licensor in Licensor’s sole discretion, then, at Licensor’s option and by written notice to Licensee, such Product category may be deleted from the definition of Products hereunder and all rights granted to Licensee hereunder with respect to such Product category immediately and automatically shall revert to Licensor.

2.	Licensor will make commercially reasonable efforts to assist in an orderly sell off of footwear inventory previously held by [***].

3.	Licensee shall ensure that the Products are produced in adult sizes and have a consumer target age exceeding 18 years.

4.	Before the Commencement Date, Licensee shall create a centralized database (e.g. Brand Comply) consisting of a comprehensive catalog of Licensor-approved Products and all designs of Products currently sold in the marketplace by Licensee, its distributors, its distributor’s sellers, and any of its affiliates (the “Authorized Products Database”).

Licensee shall continually maintain the Authorized Products Database and shall provide Licensor and Licensor’s Agent with access to the Authorized Products Database.

5.	Upon completion of the Authorized Products Database, Licensee shall immediately cease sales of unapproved Products that are based on designs not contained in the Authorized Products Database (“Unauthorized Products”).

Any sales of Unauthorized Products shall be deemed a breach of the Agreement and, in addition to all other rights and remedies available to Licensor at law or in equity, including, without limitation, the right to require Licensee to stop selling and/or destroy the Unauthorized Products at Licensee’s cost, require Licensee to provide an appropriate certificate of destruction, and/or terminate the Agreement, Licensor shall have the right to assess against Licensee (and Licensee shall pay to Licensor upon demand) an Unauthorized Product royalty equal to an amount up to [***] of the retail price of all Unauthorized Products sold.

6.	Licensee represents and warrants that it will submit the Agreement for registration with official Chinese tax authorities within thirty (30) days of full execution of this Agreement.

7.	Licensee shall and shall cause any representatives or affiliated companies to, execute and deliver all documents and take such further action as Licensor may request to de-record and/or de-register any license agreement or other document submitted to any trademark office or other government agency pertaining to any understandings between the parties and their affiliates at any time.

8.	Licensee undertakes to assume all obligations for any applicable withholding taxes and other taxes which shall be due and payable to official Chinese tax authorities and shall obtain in a timely manner all government permits necessary to pay any amounts due to Licensor under the Agreement.

It is understood and agreed that in the event that any payment due by the Licensee under this Agreement is prevented from being transferred to Licensor due to any tax or deductions required by official Chinese tax authorities, Licensee shall:

(a)	ensure that the amount by which the payment is reduced (the “Withholding”) does not exceed the minimum legally required;

(b)	account in full for the Withholding to the official Chinese tax authorities on or before its due date;

(c)	provide to Licensor an official receipt of the official Chinese tax authorities for the Withholding within fifteen (15) days of the receipt by Licensee thereof or, if such receipts are not issued by the official Chinese tax authorities concerned, a certificate of deduction or equivalent evidence relating to the Withholding; and

(d)	fully cooperate with Licensor and give to Licensor all reasonable assistance, without charge to Licensor, in minimizing such withholding tax to the extent allowed and to recover (under the provisions of any relevant double tax conventions or other lawful manner) the Withholding including, without limitation, obtaining any necessary authorizations to enable Licensee lawfully to pay without deduction of tax or to enable Licensor to recover such tax or to obtain a credit in respect of the Withholding.

In the event that proof of the Withholding is not received in full by Licensor within sixty (60) days of the due date for such payment Licensee shall immediately remit to Licensor a payment increased sufficiently by the percentage of such tax deduction described above so as to allow the sum actually received by Licensor to equal the full Withholding as if it had not been subject to any deduction in the manner described in this Paragraph S.20.(8).

9.	Licensee acknowledges and agrees that Licensor shall have no obligation to record and/or register trademarks licensed pursuant to the Agreement.

For the avoidance of doubt and purposes of clarification, the terms and conditions in this Paragraph S.20. are intended to supplement the terms and conditions contained in the Agreement.

In the event that the terms and conditions in this Paragraph S.20. contradict the other terms and conditions in the Agreement, the terms and conditions in this Paragraph S.20. shall control.

[Signature Page Follows]

NEW HANDONG INVESTMENT (GUANGDONG) CO., LTD.		PLAYBOY ENTERPRISES
INTERNATIONAL, INC.
(LICENSEE)		(LICENSOR)

By:	/s/ Hong Jianqiao	By:	/s/ Jared Dougherty

Name:	Hong Jianqiao	Name:	Jared Dougherty

Title:	Chairman	Title:	President

Date:	December 6, 2019	Date:	December 6, 2019

PRODUCT LICENSE AGREEMENT

This PRODUCT LICENSE AGREEMENT (the “Agreement”) is made as of the Effective Date, by and between the entity described in Paragraph S.1. of the Schedule attached hereto and made a part hereof (hereinafter referred to as “Licensor”) and the entity described in Paragraph S.2. of the Schedule (hereinafter referred to as “Licensee”).

RECITALS

WHEREAS, Licensor has certain rights in and to the Trademarks and to Images. The Trademarks and Images may sometimes be collectively hereinafter referred to as the “Playboy Properties;”

WHEREAS, Licensee recognizes that Licensor is an international multimedia entertainment company that licenses the Playboy Properties internationally for a range of consumer products and services, including retail stores; and

WHEREAS, the parties hereto desire that Licensor grant to Licensee a license to use the Playboy Properties in the design, manufacture, advertising, promotion, sale and distribution of the Products.

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is mutually agreed as follows:

1.	GRANT OF LICENSE.

a. Grant:

(i) Upon and subject to the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee, and Licensee hereby accepts, the right, license and privilege specified in Paragraph S.5. of the Schedule to use the Playboy Properties in connection with, and only with, Products in the Territory through the Distribution Channels. Such right, license and privilege is hereinafter referred to as the “License.” It is understood and agreed that while the manufacture of the Products may take place outside the Territory, none of the Products may be advertised, promoted, sold or distributed outside the Territory by Licensee.

(ii) Anything in this Agreement to the contrary notwithstanding, Licensor (on behalf of itself, its subsidiary and affiliated companies) reserves the right to use the Playboy Properties on and/or in connection with any consumer goods, including, but not limited to products similar or identical to the Products in any manner whatsoever in any area of the world including, but not limited to, the Territory and/or to grant the rights for any such use to any third party.

(iii) Licensee acknowledges that there are a number of authorized Playboy-branded stores in various countries around the world. In the event the licensees for any such Playboy-branded stores wish to purchase any of the Products from Licensee or its distributors for sale through the Playboy-branded stores, Licensee may fulfill such orders subject to the provisions of this Paragraph 1.a.(iv). While fulfillment of such orders may consist of Licensee or its distributors shipping the Products outside of the Territory, such shipments of the Products to such authorized Playboy-branded stores outside of the Territory will not be a violation of the Territory restrictions set forth in this Agreement, provided, however, that (a) Licensee may not solicit such orders outside of the Territory; (b) Licensee must report such sales separately on the “Statements” (as defined in Paragraph 2.e.(i) hereof); (c) Licensee will include such sales in the calculation of “Net Sales” for the purpose of computing “Minimum Net Sales” and “Earned Royalties;” and (d) Licensee must notify Licensor in advance in writing of any such order and must obtain Licensor’s prior written approval to fulfill such orders. Further, in the event Playboy has opened or opens, itself or through a third party, a Playboy-branded store in the Territory, the licensee for such Playboy-branded store in the Territory may source the Products or similar products through any third party anywhere in the world and sell such Products or similar products through such Playboy-branded store in the Territory and such sourcing and selling will not be a violation of the License.

(iv) Unless otherwise expressly indicated in this Agreement, Licensee shall have no right through the License to open or operate a free-standing retail store using the Playboy Properties or any of Licensor’s other intellectual property on or in connection with such store or the signage for such store.

(v) Anything in this Agreement to the contrary notwithstanding, Licensor shall have the right, and such right shall not be a violation of the License, to enter into trademark license agreements directly with (A) any retailers in the Territory, including, but not limited to, the type of retailers set forth in Paragraph S.6. of the Schedule to this Agreement, for the design, manufacture, advertisement, promotion, sale and distribution of the Products and any other products and/or services not included in the License, which sale and distribution of the Products and such other products and services shall be directly through such retailers’ stores and E-Commerce Web Sites in the Territory, and/or (B) any third party for the design, manufacture, advertisement, promotion, sale and/or distribution in the Territory of the Products bearing any of the Trademarks and/or Images, as well as the intellectual property owned or controlled by such third party (commonly known as co-branding), which sale and distribution may occur through any channel of distribution in the Territory, including but not limited to the channels of distribution set forth in Paragraph S.6. of the Schedule hereto. Further, anything in this Agreement to the contrary notwithstanding, none of the Territory restrictions shall apply to any sale or distribution of the Products by Licensor on or through any E-Commerce Web Site including, but not limited to, the E-Commerce site located at www.playboyshop.com and/or any other E-Commerce Web Sites or online marketplaces.

(vi) Licensee shall be responsible for and shall assume and pay for all costs and expenses arising out of or in connection with Licensee’s responsibilities, duties and obligations set forth in this Agreement, including, but not limited to, those costs and expenses related to Licensee’s design, manufacture, advertising, promotion, sale and distribution of the Products.

b. Term:

(i) The term of the License and this Agreement (hereinafter referred to as the “Term”) shall commence on the Commencement Date and shall expire at 11:59 p.m., Pacific Standard Time (“PST”), on the Expiration Date, unless sooner terminated as provided in this Agreement.

(ii)

c. License Year and License Quarter:

(i) For all purposes under this Agreement, a “License Year” shall be each twelve (12) consecutive calendar month period commencing on each July 1 of the Term and ending at 11:59 p.m., Los Angeles time, on each following June 30 of the Term, except that the first License Year shall commence on the Commencement Date and end at 11:59 p.m., Los Angeles time, on June 30, 2021. If the termination of this Agreement is effective other than at the end of any such period, then the final period ending on the effective date of such termination shall be deemed to be a License Year.

(ii) For all purposes under this Agreement, a “License Quarter” shall be each three (3) consecutive calendar months of each License Year. If the termination of the License and this Agreement is effective other than at the end of a License Year, then the final period ending on the effective date of such termination shall be deemed to be a License Quarter.

d. Territory: The License shall extend only to the Territory, and the use by Licensee of the Playboy Properties shall be confined to the Territory. Any sales or distribution of the Products or use of the Playboy Properties by Licensee outside of the Territory shall be deemed as a default under this Agreement. Such sales of the Products or use of the Playboy Properties shall include any sales by Licensee of the Products in the Territory for resale outside of the Territory.

e. Minimum Net Sales: Notwithstanding anything in this Agreement to the contrary, if Licensee’s “Net Sales” in any License Year are less than the Minimum Net Sales (either in its entirety, for a specified category of the Products or in a specific country in the Territory, as applicable), such failure to attain the Minimum Net Sales shall be deemed as a default under this Agreement.

2.	COVENANTS OF LICENSEE.

a. Use:

(i) Subject to Licensor’s prior approval as hereinafter required, Licensee shall commence bona fide commercial sales of the Products as soon as practicable after the Commencement Date, but in no event later than the Market Date. Licensee will promptly notify Licensor of the date of first sale of Products in each country in the Territory together with associated details concerning the distributor and/or sales agent (if any) and top customer accounts pertaining to such sale. Such notification shall be provided in writing. If Licensee fails to commence such sales by the Market Date, such failure shall be deemed as a default under this Agreement. In the event during any License Year, Licensee has not on a regular and ongoing basis: (y) sold and distributed one or more of the Products within all categories of the Products under Paragraph S.7. of the Schedule; or (z) sold and distributed the Products in all countries of the Territory, then Licensor shall have the right to delete, from the Schedule upon not less than thirty (30) days’ prior written notice to Licensee, any Products which, any Product category from which, or any country to which Licensee has not so sold and distributed. In the event that all Products are deleted from the Schedule or all countries are deleted from the Territory, such failure shall be deemed as a default under this Agreement. For purposes of clarification, the sales discussed in this Paragraph 2.a.(i) are bona fide commercial sales, which are volume sales to the Distribution Channels for sale or distribution to consumers and will specifically exclude sample sales to distributors or wholesalers.

(ii) Licensee shall not cause or authorize any use of the Playboy Properties in any area of the world outside the Territory and shall not knowingly manufacture, sell or otherwise deal with or distribute any of the Products on behalf of or to any individual or entity that Licensee believes or has reason to believe intends or intend or is or are likely to sell, deal with or distribute any of the Products in any way outside the Territory. Licensee shall ensure that all of its distributors, whether affiliated or third-party, to which Licensee sells or through which Licensee otherwise moves any Products are aware of all Territory restrictions on the use of the Playboy Properties and the distribution of the Products and shall obtain an executed “Distributor Contract” (as defined in Paragraph 2.k.(ii) hereof) from all of its third-party distributors as set forth in Paragraph 2.k.(ii) hereof. Licensee shall immediately notify Licensor should Licensee become aware that any of its distributors, whether third-party or affiliated, have distributed or dealt with the Playboy Properties or Products in any way outside the Territory.

(iii) Licensee warrants and represents that it has and will continue to have throughout the Term and the Sell-Off Period the legal right and authority to enter into this Agreement and to assume and perform its duties and obligations hereunder and that there is or are no, and Licensee shall not enter into during the Term or the Sell-Off Period, if any, contract, agreement or understanding with any individual or entity which would in any way restrict or prevent Licensee from the performance of its duties and obligations under this Agreement.

(iv) Licensee shall be responsible for obtaining, at its own expense prior to the Commencement Date, and maintaining at its own expense throughout the Term, any and all licenses, permits and approvals (including governmental and all other licenses, permits and approvals) necessary for Licensee to: (a) design, manufacture, advertise, promote, sell and distribute the Products; (b) pay “Guaranteed Royalties,” “Earned Royalties” and taxes; and (c) fulfill any and all other duties and obligations and exercise the rights of Licensee under this Agreement. In the event Licensee is unable, for any reason, to obtain prior to the Commencement Date or maintain throughout the Term all of such licenses, permits or approvals, such inability shall be a default under this Agreement.

b.             (i) Maintaining Goodwill: Licensee recognizes that the Trademarks are associated with Licensor on a worldwide basis and, therefore, Licensee shall, throughout the Term and the Sell-Off Period, constantly use its best efforts in the advertising, promoting, selling, distributing and in all other dealing with or disposal of the Products to protect the good name and goodwill associated with the Trademarks and Licensor, and to obtain the greatest “Net Sales” throughout the entire Territory and the entire Term and the Sell-Off Period. Should Licensee directly or indirectly take any action which negatively affects or impacts the good name, goodwill or reputation of Licensor, such action shall be deemed as a default by Licensee under this Agreement.

(ii) Compliance with Laws: Licensee shall take all necessary actions to ensure that all aspects of its obligations in connection with this Agreement comply with any and all international, regional, federal, state or local law, rule or regulation, including, but not limited to, any and all Chinese tax laws, anti-corruption and anti-bribery laws, laws governing privacy, technology, software and trade secrets, the United States Department of the Treasury’s economic and trade sanctions, which include, but are not limited to, any Executive Order Blocking Property of Certain Persons for any reason in any country of the Territory set by the United States Department of the Treasury Office of Foreign Assets Control (collectively, “Laws”). Licensee will not create, initiate, transmit or otherwise participate in the creation, initiation or transmission of any unsolicited bulk email in connection with the Products. Licensee shall not cause, condone or authorize in any country of the Territory any violation of Laws. All distributors of Licensee must also agree in writing not to cause, condone or authorize any such violations. Any such violation by Licensee or any of its distributors shall be a default under the Agreement. Licensee agrees to indemnify, protect and hold harmless Licensor and Licensor’s parent, subsidiary and affiliated entities and its and their employees, officers and directors for, from and against any and all costs, claims, suits or causes of action arising out of or in connection with any such violation.

c.             Distribution Channels: The Products may only be sold in the Territory through and only through the Distribution Channels and only pursuant to Paragraph S.6. of the Schedule to this Agreement. Licensee acknowledges and agrees that nothing in this Agreement shall prevent Licensor from using (or licensing to any third party the right to use) the Playboy Properties on or in connection with the Products or any goods similar to the Products in any channel of distribution. Licensor shall have the sole and absolute discretion to determine if a store, club or other distribution channel falls within the definition of Distribution Channel.

d.             Royalties:

(i) Guaranteed Royalties: Licensee will pay to Licensor or its designee Guaranteed Royalties in the amount and for each License Year specified in Paragraph S.12. of the Schedule. Guaranteed Royalties for each such License Year shall be paid in accordance with Paragraph S.12. of the Schedule. Under no circumstances whatsoever will Licensor return to Licensee all or any part(s) of Guaranteed Royalties, except as provided in Paragraph 8.b. hereof. In the event that Licensee is late in making any Guaranteed Royalty installment payment in any License Year, Licensor will have the right upon written notice to Licensee to accelerate the payment of the unpaid remaining Guaranteed Royalty installments due and payable for the remainder of the License Year in which such installment was late, which along with the past due amount will be due and payable to Licensor within not more than five (5) days after the date of such notice and declare the Guaranteed Royalties due and payable for remaining License Years to be payable in full on or before the first day of each such License Year, respectively. Any such notice from Licensor is without prejudice to Licensor’s default and termination rights set forth in Paragraphs 7.a.(i) and 7.a.(ii).

(ii) Earned Royalties: Licensee shall pay to Licensor or its designee Earned Royalties (as defined in Paragraph S.14 of the Schedule) but only to the extent that for each License Year the amount of the Earned Royalties exceeds Guaranteed Royalties for such License Year. Earned Royalties shall be payable in accordance with the terms and conditions of Paragraph 2.e. hereof. In the event Licensee marks down its standard invoice price for any Product in excess of thirty percent (30%), Earned Royalties on such sales will be computed as if such invoice price was marked down not more than thirty percent (30%). In the event the amount of the Earned Royalties exceeds the amount of the Guaranteed Royalties in any License Year, Licensee may not use the amount of such overage as an offset against any other minimums or guarantees hereunder including, but not limited to, any Guaranteed Royalties due and payable in any other License Year.

(iii) Penalty; Interest: Each sum, including, but not limited to, Guaranteed Royalties and Earned Royalties, that shall not be paid on the due date by Licensee shall bear interest from such due date until the date on which such sum is paid in full at an amount equal to four percent (4%) over the prime rate of interest as established by JP Morgan Chase on the date such sums should have been paid. In addition, should any payment due to Licensor from Licensee hereunder be more than fifteen (15) days overdue, an additional one-time charge at an amount equal to the prevailing market interest rate as established by the Hongkong and Shanghai Banking Corporation Limited shall be automatically added to the amount due. Should any such payment (including the interest payment due thereon) remain outstanding for thirty (30) days from the original due date, Licensor may treat such failure as an incurable default hereunder.

(iv) Cash Guarantee: Licensee agrees that it will forward to Licensor, as more fully described below, a non-refundable cash payment in the total amount of [***] (the "Cash Guarantee"). Licensor confirms that Licensee’s Cash Guarantee obligation under the first sentence of this Paragraph 2.d.(iv) has been initially fulfilled at the execution of this Agreement. Licensor shall apply the Cash Guarantee as partial payment of Guaranteed Royalties for the final License Year of the Term. Notwithstanding the foregoing, Licensor will have the right, at any time, to apply the Cash Guarantee if Licensee fails to make any payment as provided under this Agreement and, if during the Term, a partial or full application of the Cash Guarantee becomes necessary, the Cash Guarantee will automatically be reinstated to the original value pursuant to the terms and conditions of this Paragraph 2.d.(iv) of this Agreement. Licensor will give notice of its intention to draw on the Cash Guarantee if Licensee fails to make any payment due as provided under this Agreement. Licensor shall deem any failure by Licensee to provide and maintain the Cash Guarantee of [***] pursuant to the provisions of this Paragraph 2.d., to be a default. All costs and expenses associated with the Cash Guarantee, including, but not limited to, creating and maintaining the required amount, will be borne by Licensee. Licensee's failure to provide Licensor with the Cash Guarantee as herein above provided shall be a default under this Agreement. For the avoidance of doubt, Licensor’s application of the Cash Guarantee does not relieve Licensee of Licensee’s obligation to fully cure the payment breach that gave rise to the application of the Cash Guarantee.

e.             Statements and Payments:

(i) Within not more than fifteen (15) days after each License Quarter during the Term and the Sell-Off Period, if any, or within ten (10) days of a written request by Licensor Licensee shall furnish to Licensor or its designee a complete and accurate statement in a format acceptable to Licensor and certified to be true by the Chief Financial Officer of Licensee (hereinafter referred to as the “Statement”) showing for such License Quarter and the License Year through such period or for the Sell-Off Period: (a) a listing of Licensee’s accounts and the accounts of Licensee’s affiliated and third-party distributors in the Territory and the units and description of all of the Products sold and distributed to each such account or otherwise disposed of by Licensee or by Licensee’s affiliated and third-party distributors; (b) the computations of “Net Sales” on all such sales; (c) the computation of Earned Royalties and the amount of Earned Royalties due and payable; (d) the Marketing Spend made by Licensee pursuant to Paragraph 2.o.(i) hereof and the details of all such expenditures, supported by copies of vouchers and copies of all advertising for or relating to the period covered by such Statement; (e) a list of Licensee Online Stores (as defined in Paragraph 4.a. of Exhibit B); and (f) an accounting of Holograms (as hereinafter defined) comprising identification of the quantity of Holograms placed on Product sold or otherwise distributed (with an explanation of where the Product was distributed to), the quantity of Holograms placed on Product in inventory, and the quantity of Holograms in storage and not yet placed on Products, as well as the corresponding Hologram numbers for each of the above. When, during any License Year, the amount of Guaranteed Royalties for such License Year has been exceeded by Earned Royalties for such License Year, Licensee shall commence payment of Earned Royalties. Licensee shall pay all accrued and unpaid Earned Royalties by remittance accompanying each of the Statements.

(ii) As used in this Agreement, the term “Net Retail Sales” means the actual retail price of the Products sold by Licensee directly to consumers in the Territory, less (a) refunds, credits and allowances actually made or allowed to customers for returned defective Products, and (b) value added tax assessed on sales (only where applicable); “Net Wholesale Sales” means the actual invoice price of the Products sold through all other Distribution Channels permitted under this Agreement, whether from cash, check, credit and/or debit card, barter exchange, trade credit or other credit transactions less (a) refunds, credits and allowances actually made or allowed to customers for returned defective Products, and (b) value added tax assessed on sales (only where applicable); “Net Sales” means both Net Retail Sales and Net Wholesale Sales, collectively. For the avoidance of doubt, no other deduction or recoupments of any kind shall be deducted from the gross retail or wholesale invoice price (as applicable), including by way of example, cash discounts, early payment discounts, year-end rebates, costs incurred in manufacturing, selling, distributing, advertising (including cooperative and promotional allowances, fixturing, merchandising guides, displays and/or the like), uncollectible accounts, commissions, rush-transportation costs on otherwise late deliveries, make-good costs for defective product, design errors or lost or damaged product. Products will be considered “sold” and, therefore, subject to inclusion in the calculation of Earned Royalties, as of the date on which such Products are invoiced, shipped or paid for, whichever first occurs. For the avoidance of doubt, there will be no deduction from “Net Sales” for uncollectable accounts. Under no circumstances may any bad debt or uncollected amounts or uncollectible accounts be deducted when computing Net Sales.

(iii) In the event the percentage of returns of Products in any License Year exceeds twenty percent (20%) of Net Sales for such License Year, such an occurrence shall be deemed as a default by Licensee under this Agreement.

(iv) Licensee acknowledges that any significant reduction in the wholesale price (or the retail price where Licensee sells directly to the public) or material liquidation of the Products would cause serious and perhaps irreparable harm to Licensor and Licensor’s business activities and reputation in the Territory.

(v) If Licensee sells any of the Products to any individual or entity that is directly or indirectly owned or controlled by Licensee or is under common ownership with Licensee, in whole or in part, the invoice price used to compute Net Sales hereunder shall be the invoice price that would have been charged to an unrelated purchaser in an arm’s-length transaction for such Products.

(vi) (a) All Guaranteed Royalty and Earned Royalty and other Royalty payments that Licensee is required to make by the terms of this Agreement shall be made by wire transfer in US Dollars in cleared funds to the Collecting Agent by bank transfer to an account designated in writing by the Collecting Agent. Any and all costs associated with the wire transfer payments shall be borne by Licensee. No deduction shall be made for income or other taxes without Licensor’s written permission unless Licensee is compelled to do so by law; in which case Licensee shall provide Licensor with evidence that such tax has been paid in the proper amount. Licensee shall give due notice to Licensor of any such proposed deductions. Licensee shall make no further deductions without prior approval from Licensor based on satisfactory documentation present by Licensee to Licensor.

(b) Licensor and Licensee agree that the Licensor will not be liable for any Withholding, including any interest, penalties or other associated costs, relating to any Withholding obligation imposed by the government or taxing authority of any country, state, province, municipality or any other government jurisdiction arising as a result of this Agreement. Licensee further agrees to indemnify, reimburse and otherwise hold harmless, Licensor for any such costs imposed on Licensor. Licensee’s obligation to pay taxes shall survive any expiration or termination of this Agreement. In the event payments in the manner provided in this Paragraph 2.e. shall become impossible or illegal by reason of the action of governmental authority, then, at Licensor’s option, this Agreement may be terminated; and whether or not Licensor exercises such option, while such restrictions remain in effect, all payments due Licensor shall be made to an account in the Territory, or elsewhere where permitted by law, to be designated by Licensor.

(c) In determining the proper rate of exchange to be applied to the payments due hereunder, it is agreed that:

(1) Licensee shall calculate Earned Royalties and the other Royalty on a quarterly basis in local currency (with each such License Quarter considered to be a separate accounting period for the purpose of computing Earned Royalties and the other Royalty);

(2) Licensee shall compute a conversion of each such total into United States currency utilizing the mid-range rates as quoted by Reuters and other sources as published from Bank of America on the last business day of each relevant License Quarter;

(3) The converted amounts (in U.S. currency) shall be added together on a cumulative basis and will be reflected in the Statement required under this Paragraph 2.e.

f. Records and Audit: Licensee shall: (i) keep accurate books of account and records (including but not limited to utilization of consecutively numbered invoices which reconcile to each Statement and Licensee’s general ledger) covering all transactions relating to or arising out of the License and this Agreement (which books and records shall be maintained separately from Licensee’s documentation relating to other items manufactured or sold by Licensee); and (ii) permit Licensor or its nominees, employees, agents or representatives to have full access to such books and records in order to inspect such books and records at all reasonable hours of the day, to conduct an examination of and to copy (at Licensor’s expense), all such books and records. Licensee shall maintain in good order and condition all such books and records for a period of two (2) years after the expiration or termination of the License and this Agreement or, in the event of a dispute between the parties hereto, until such dispute is resolved, whichever date is later, and such books and records shall be kept at the address stated in Paragraph S.19. of the Schedule, except as such address may be changed from time to time in accordance with Paragraph 9.b. hereof. Receipt or acceptance by Licensor of any Statement furnished pursuant hereto or any sums paid by Licensee hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and if one or more inconsistencies or mistakes are discovered by Licensor in such Statement, it or they shall be rectified in an amended Statement received by Licensor no later than ten (10) days after the date of receipt by Licensee of notice of that which should be rectified.

g. Expenses of Conducting Examinations: If any inspection or examination referred to in Paragraph 2.f. hereof discloses, or Licensor or Licensee otherwise discovers, an underpayment of Earned Royalties or other royalty required to be hereunder or either thereof, the amount of such underpayment shall be paid by Licensee to Licensor no later than thirty (30) days after receipt of notice or knowledge thereof by Licensee. In the event of such an underpayment by Licensee in excess of nine percent (9%) in any License Year then such occurrence shall be deemed as a default by Licensee under this Agreement. If such inspection or examination: (i) discloses or Licensor or Licensee otherwise discovers an overpayment of Earned Royalties (or, pursuant to Paragraph 8.b. hereof, an overpayment of Guaranteed Royalties), the amount of such overpayment shall be credited against future payment of any or all of the Guaranteed Royalties and Earned Royalties or, in the event of the expiration or termination of the License and this Agreement and there is or are no such future payments, such amount shall be paid by Licensor to Licensee not later than thirty (30) days after the discovery thereof by Licensor, subject to Licensor’s rights of setoff, recoupment and counterclaim; or (ii) reveals that for the period covered by such inspection or examination there is an error of five percent (5%) or more in the Earned Royalties or, the Marketing Spend previously reported on the Statement(s) as being due from Licensee, all expenses involved in the conducting of such inspection or examination shall be borne by Licensee. Licensee shall pay to Licensor the amount of such expenses no later than ten (10) days after Licensee’s receipt of Licensor’s invoice therefor made. If such error is less than five percent (5%), such expenses shall be borne by Licensor. Additionally, if such inspection or examination reveals that for the period covered by such inspection or examination there is an error of thirty percent (30%) or more in the Earned Royalties accruing from Licensee Online Stores previously reported on the Statement(s) as being due from Licensee, Licensor shall have the right to assess against Licensee (and Licensee shall pay to Licensor upon demand) a royalty equal to twenty (20%) of the highest price reported for each Product sold in the applicable reporting period. For the avoidance of doubt, such royalty shall not be credited to or offset against any Guaranteed Royalties or Earned Royalties or other Royalties payable under this Agreement.

h. Product Quality: Licensee hereby warrants and agrees that the Products designed, manufactured, advertised, promoted, sold or distributed under this Agreement shall bear the Playboy Properties faithfully produced and shall meet the high standards of quality, workmanship, material, design, size, color, taste, and style established by Licensor from time to time and in accordance with the terms and conditions of this Agreement. Licensee will not knowingly or negligently cause or authorize any or all of the Products not conforming to this Agreement to be sold or distributed, as doing so may adversely affect Licensor’s goodwill in the Trademarks and any such non-conforming Products shall be destroyed at Licensee’s expense. All of the Products shall conform to and comply with, in all respects, all federal, state and local laws, rules and regulations governing the design, quality, labeling and safety of such Products. Licensee shall not cause, condone or authorize: (i) the use of any substandard or offensive materials in or in connection with any of the Products; (ii) any violation of any federal, state or local law or regulation, including, but not limited to, provisions thereof imposing advertising standards or requiring trade or content description of the Products; or (iii) the use of the Playboy Properties or any other word, device or symbol associated in any way with any or all of Licensor and its subsidiaries and affiliates in connection with any product or activity that is not the subject of the License and this Agreement.

i. Approval of Products and the Materials:

(i) Licensee understands and agrees that each of the Products and any other items bearing the Playboy Properties or intended for use in connection with the Products (hereinafter collectively referred to as the “Materials”) must be approved in advance by Licensor. The Materials include, but are not limited to, prototypes, photography, cartons, containers, labels, wrappers, packaging and other inner and outer packaging materials, fixtures, displays, artwork and printing, advertising, sales, marketing and promotional materials. Licensee shall, at its own expense, submit to Licensor or its designee for written approval, samples of each of the Products and the Materials at each stage of development thereof, which shall include, but not be limited to: (a) an initial sketch or photograph; (b) a sample prototype (pre-production sample) or equivalent acceptable to Licensor; and (c) two final production-quality samples of that which will be mass produced or manufactured. Licensee must obtain Licensor’s written approval of each stage of development before proceeding to the next stage, and in no event shall Licensee commence or permit the mass manufacture, advertising, promotion, sale or distribution of any of the Products or the Materials unless and until Licensee has received Licensor’s written approval of the samples provided pursuant to (b) of this Paragraph 2.i.(i). In the event Licensor fails to provide its approval or disapproval of any or all things submitted to Licensor pursuant to this Paragraph 2.i.(i) within fourteen (14) days of Licensor’s receipt thereof, Licensee may send written notice to Licensor advising no response was received. If Licensor does not respond within five (5) days of Licensor’s receipt thereof, then Licensor shall be deemed to have given disapproval. In the event Licensee fails to provide the two final production-quality samples pursuant to (c) of this Paragraph 2.i.(i), Licensor may either purchase the two final production-quality samples and Licensee shall immediately pay Licensor for all related costs and expenses incurred by Licensor including the purchase prices and all delivery and shipment costs or such Products or Materials shall be considered unapproved.

(ii) Licensee understands and agrees that if Licensor approves any Products or Materials for production or manufacture, such approval shall be valid for one License Year only. In each and every season that Licensee seeks to manufacture, advertise, promote, sell or distribute previously approved Products or Materials, Licensee must resubmit such Products or Materials to Licensor for written approval. When resubmitting Products or Materials for approval for another License Year, Licensee shall utilize the same Product style number/ designation for the Products or Materials and shall indicate that such Products and/or Materials were previously approved for production and/or manufacture. If Licensee fails to resubmit Products or Materials for approval and manufactures, promotes, or sells such Products or Materials in a License Year for which Licensor has not granted written approval, then such Products and Materials shall be considered unapproved.

(iii) Licensee shall not use the same style number/designation on more than one style or design for Products or Materials. The determination as to whether Products or Materials conform to a prior submission for the same style number/designation in all respects, including without limitation, with respect to materials, colors, workmanship, dimensions, styling, detail and quality, and whether Licensee should have used a different style number/designation because of variations shall be made by Licensor in its sole and absolute discretion. Licensee shall not use an approved style number/designation in connection with non-conforming Products or Materials.

(iv) To ensure that each of the Products and the Materials are constantly maintained per License Year in conformance with the samples previously approved such License Year pursuant to this Paragraph 2.i.(iv), Licensee shall, within seven (7) days of receipt of a request from Licensor, send or cause to be sent to Licensor at Licensee’s expense: (a) such actual samples requested by Licensor of the Products and the Materials Licensee is using, manufacturing, selling, distributing or otherwise disposing of; and (b) a listing of each location where any of the Products and the Materials or either thereof are designed, manufactured, stored or otherwise dealt with. Licensor and its nominees, employees, agents and representatives shall have the right to enter upon and inspect, at all reasonable hours of the day, any and all such location(s) and to take, without payment, such samples of any of the Products and the Materials as Licensor reasonably requires for the purposes of such inspection.

(v) If any of the Products or Materials sent or taken pursuant to Paragraph 2.i.(ii) above or that otherwise come to the attention of Licensor does or do not conform in Licensor’s sole opinion to the previously approved samples for the relevant License Year, Licensor shall so notify Licensee, in writing, specifying in what respect such of the Products or Materials is or are unacceptable. Immediately upon receipt of such notice, Licensee shall suspend all manufacture, sale and distribution of and shall obtain back from Licensee’s accounts all such Products and Materials and shall not resume the manufacture, sale or distribution thereof unless and until Licensee has made all necessary changes to the satisfaction of Licensor and has received Licensor’s written reapproval of each of such Products and Materials.

(vi) All of the Products and the Materials that are not approved by Licensor or that are determined by Licensor to be unapproved, non-conforming or unacceptable shall not be sold, distributed or otherwise dealt with by Licensee. All such Products and Materials may be confiscated, seized and/or destroyed by Licensor or, if directed by Licensor, by Licensee at Licensee’s cost and expense, with an appropriate certificate of destruction furnished by Licensee.

(vii) Any and all sales, distribution or use by Licensee of unapproved, non-conforming or unacceptable Products or Materials shall not only constitute a default under the terms of this Agreement, but such Products or Materials also shall be considered unlicensed and an infringement of Licensor’s proprietary rights, and Licensor shall have the right to bring legal action against Licensee for any and all remedies available to Licensor in addition to the remedies available under this Agreement.

(a) So that there is no misunderstanding regarding the approval process, Licensee hereby agrees that in the submission of requests for approvals of proposed Products, unless Licensor gives written approval in advance, Licensee will: [1] use an Image in its entirety; [2] not crop the Image; [3] reproduce the Image with fidelity to the original; [4] not distort or mutilate the Image; and [5] not create a reproduction of the Image which would be prejudicial to the honor or reputation of the artist. Licensee further acknowledges that there may be certain works of art which Licensor, in its sole discretion, may determine are not appropriate for use on the Products. Licensor’s refusal of an approval request based on a violation of any of the foregoing shall be a legitimate reason for the refusal of an approval pursuant to this License and the Agreement.

(b) Licensor shall have final approval with respect to the following elements of the Products:

(i) Selection of Licensor’s Images for use on the Products.

(ii) Manipulation and adaptation of the Playboy Properties for reproduction on the Products.

(iii) Approval of “strike offs” or other pre-production samples as the parties may agree.

(iv) Approval of actual materials to be used for manufacture of the Products.

(c) It is specifically agreed by Licensee that there shall be no approval by default. Products may not be manufactured unless there is a written approval by Licensor.

(viii) Licensee agrees and acknowledges that Licensor shall own all right, title and interest to the sample prototypes, final production-quality samples, and actual samples submitted by Licensee pursuant to this paragraph (the “Samples”). Licensor may store, display, destroy, sell (including without limitation sample sales to the trade), or otherwise dispose of the Samples as determined by Licensor in its sole discretion and without any obligation or payment to Licensee.

j. Title and Protection and Preservation of Playboy Properties and Copyrights:

(i) Licensee hereby acknowledges each of the following: the great value of the goodwill associated with the Trademarks; the worldwide recognition thereof; that the proprietary rights therein and goodwill associated therewith are solely owned by and belong to Licensor; that the Trademarks and other related words, devices, designs and symbols are inherently distinctive or have secondary meaning firmly associated in the mind of the general public with Licensor, its subsidiaries and affiliates and its or their activities; and that all additional goodwill associated with the Trademarks created through the use of such Trademarks by Licensee shall inure to the sole benefit of Licensor. During and after the Term, Licensee shall not:

(a) attack or question the validity of, or assist any individual or entity in attacking or questioning, the title or any rights of or claimed by Licensor, its subsidiaries and affiliates and their respective licensees and sublicensees in and to the Playboy Properties or any other trademarks, copyrights or such other intellectual or intangible property associated or connected with any or all of Licensor, its subsidiaries and affiliates, their publications, published material, activities, licensees and sublicensees;

(b) directly or indirectly seek for itself, or assist any third party or parties to use or acquire, any rights, proprietary or otherwise, in any patent, trademark, copyright or such other intellectual or intangible property so associated or connected (including without limitation URLs and domain names), without the prior written approval of Licensor;

(c) in any way seek to avoid Licensee’s duties or obligations under this Agreement because of the assertion or allegation by any individual(s), entity or entities that any or all of the Playboy Properties are invalid or by reason of any contest concerning the rights of or claimed by Licensor; or

(d) file or prosecute one or more trademark applications regarding the Playboy Properties, unless first requested to do so in writing by Licensor. (Licensee will cooperate with Licensor in connection with any and all such filings.)

(ii) Licensee shall:

(a) use the Playboy Properties as permitted under this Agreement in each jurisdiction strictly in accordance with the legal requirements in such jurisdiction. At Licensor’s request, Licensee shall cooperate fully with Licensor in preparing and causing to be recorded in every jurisdiction designated by Licensor registered user agreements and all other documents or filings which may be necessary or desirable to evidence, protect and implement the rights of or claimed by Licensor pursuant to this Agreement. In the event of any ambiguities between any registered user agreement or other similar document or filing and this Agreement, the terms and conditions of this Agreement shall govern and control. Upon expiration or termination of this Agreement for any reason whatsoever, Licensee shall execute and file any and all documents, as required and directed by Licensor and at Licensee’s expense, terminating any and all registered user agreements or other filings. Licensee hereby authorizes and empowers Licensor to terminate all registered user or other filings on Licensee’s behalf and in Licensee’s name;

(b) affix or imprint irremovably and legibly on each of the Products and on or within all of the Materials such Playboy Properties, trademark notices, copyright notices, legends and Licensor’s Hologram as Licensor directs;

(c) manufacture, sell, distribute or otherwise deal with the Materials solely in connection with the Products (except for any or all of the Materials which do not bear one or more of the Playboy Properties or otherwise are not associated with any or all of the Products by virtue of, but not limited to, such things as design, color or content); and

(d) not cause or grant permission to any third party or parties to acquire any copyright or other proprietary right in connection with any word, device, design or symbol used by Licensee in connection with any of the Products or the Materials.

k.	Right to Subcontract, Licensee Financial Statements and Lists of Sources and Accounts:

(i) Licensee may subcontract the manufacture of any or all component parts of any or all of the Products bearing the Playboy Properties pursuant to this Agreement, provided: (A) Licensee notifies Licensor in advance of any intended supplier/subcontractor and obtains Licensor’s prior written approval of such supplier/subcontractor; (B) Licensee obtains from each such supplier/subcontractor an executed written agreement in the form attached hereto and made a part hereof as Exhibit C; (C) furnishes an original copy of each such executed agreement to Licensor, if an original copy is not available, a copy affixed with the company chop of Licensee shall be furnished by Licensee to Licensor; and (D) without limiting this Paragraph 2.k.(i) and 2.k.(ii) below or any of Licensee’s obligations and/or Licensor’s approval rights, within ten (10) days of request from Licensor, Licensee shall furnish to Licensor a list and description of all factories, warehouses and distribution facilities utilized by Licensee for all Products and packaging as well as any other relevant information reasonably requested by Licensor, where said list shall be certified by an officer of Licensee as accurate and true. Licensee shall comply, and shall procure any supplier/subcontractor to comply, with the Code of Conduct set out in Exhibit D in connection with the manufacture, packaging, supply and distribution of Products.

(ii) Licensee may subcontract with a third-party distributor for the distribution of the Products in the Territory pursuant to this Agreement, provided: (x) Licensee notifies Licensor in advance of any intended third-party distributor and obtains Licensor’s prior written approval of any such third-party distributor; (y) Licensee obtains from each Licensor-approved third-party distributor an executed written agreement (the “Distributor Contract”) attached hereto and made a part hereof as Exhibit E; and (z) Licensee furnishes a n original copy of each Distributor Contract to Licensor, if an original copy is not available, a copy affixed with the company chop of Licensee shall be furnished by Licensee to Licensor. For purposes of this Paragraph 2.k.(ii), third-party distributors shall not include any distribution entity which is wholly-owned or controlled by Licensee. However, nothing contained in this Paragraph 2.k.(ii) shall be construed to relieve Licensee of its obligation and responsibility to ensure that its distributors, whether third-party or wholly or partially owned, perform their duties in accordance with the terms and conditions of this Agreement (including, but not limited to, the E-Commerce Guidelines) and the Distributor Contract, including, but not limited to approved distribution channels and Territory restrictions. Licensee shall be responsible to Licensor for any violations by its distributors, whether third-party or affiliated, of the terms and conditions of this Agreement (which responsibility shall be included as part of Licensee’s obligations under Paragraph 2.n.(i) hereof) or the Distributor Contract. In the event of any such violation, Licensor shall have the right, but not the obligation, to do any of the following: (i) require Licensee to immediately terminate, upon receipt of written notice from Licensor, the Distributor Contract with such distributor, at which time Licensee shall immediately and permanently cease supplying any or all of the Products to such distributor; (ii) declare the License to be non-exclusive; or (iii) deem any such violation to be a default by Licensee under this Agreement. In addition, Licensee shall be responsible for obtaining from each of its distributors, whether third-party or affiliated, a complete listing of each such distributor’s inventory of the Products on hand at the time of expiration or termination of this Agreement and upon the expiration or termination of the Sell-Off Period (if any) and supplying a copy to Licensor of such inventory listing within the time frames set forth in Paragraph 8.d. hereof.

(iii) With the Statement submitted at the end of each License Quarter pursuant to Paragraph 2.e.(i) hereof and at any other time so requested by Licensor during the Term and the Sell-Off Period, Licensee shall provide Licensor with: (a) original copies of Licensee’s most recent audited financial statements (including without limitation footnotes) and annual reports, annual tax filings, 10-K’s, balance sheets or other similar documents that indicate Licensee’s financial status, if original copies are not available, copies affixed with the company chop of Licensee shall be furnished by Licensee to Licensor, and (b) an updated list of the names and addresses of all manufacturing sources, subcontractors, distributors, suppliers, dealers, wholesalers, retailers, accounts and others which have been engaged in the design, manufacture, advertising, promotion, sale, distribution or other dealings with any or all of the Products and the Materials during the Term and the Sell-Off Period or either thereof. Such list shall, if so requested by Licensor, contain the full specification of all designs, utility models, patents or trademarks that may be involved, directly or indirectly, in the manufacture, production or distribution of any or all of the Products and the Materials. Licensee shall obtain the consent of any and all relevant third parties for such disclosure.

l.	Inventory and Holograms:

(i) Insofar as reasonable, Licensee shall at all times during the Term be able to fulfill all orders for the Products promptly and yet not have an excessive inventory on hand at the time of the expiration or termination of the License. Within forty-five (45) days after each License Year or within ten (10) days of receipt of a request from Licensor, Licensee will furnish Licensor with a complete and accurate statement (the “Inventory Statement”) signed by the Chief Financial Officer of Licensee, setting forth in detail the quantities and description of each of the Products in process and finished goods inventories of the Products and the locations thereof.

(ii) All Products shall have affixed to the label, hang tag, packaging, or elsewhere on the Products, as approved by Licensor, Licensor’s official hologram (“Hologram”). Licensee shall purchase Holograms from Licensor’s official Hologram supplier (“Hologram Supplier”) (which Licensor may change from time to time in its sole discretion) through completed purchase orders (“Purchase Orders”) which shall be sent to Licensor with a report (hereinafter referred to as the “Hologram Report”) identifying (a) the quantity of Holograms used on Products sold by Licensee or otherwise distributed (with an explanation of where such Products were sold or distributed) since the prior submission of a Purchase Order; (b) the quantity of Holograms on Products on hand and intended for placement on Products in process; and (c) the requested quantity of Holograms. Licensor (itself or through the Hologram Supplier) may withhold approval of Purchase Orders if Licensee fails to provide the Hologram Report. Licensor (itself or through the Hologram Supplier) may reject Licensee’s Purchase Orders, if, in Licensor's sole and absolute discretion, the Hologram request is excessive or otherwise inconsistent with (i) the sales information in Licensee's Statements; (ii) royalty payment history; (iii) submissions for Products approvals; or (iv) Inventory Statements. Licensee shall pay for all Hologram costs and expenses, including without limitation shipping and handling costs, required by Licensor’s Hologram Supplier. If Licensee, directly or indirectly, ships, sells or otherwise distributes Products without Licensor’s approved hang tags and Holograms, Licensee shall be in default of this Agreement. Licensee agrees that any and all such Products may, at Licensor’s sole and absolute discretion, be treated as unapproved and/or counterfeit merchandise and may be seized, confiscated, and/or destroyed. Within ten (10) days of receipt of a request from Licensor, Licensee will furnish to Licensor or its designee a report in a format acceptable to Licensor identifying (a) the quantity of Holograms used on Products sold by Licensee or otherwise distributed (with an explanation of where such Products were sold or distributed); and (b) the quantity of Holograms on Products on hand and intended for placement on Products in process. If Licensor determines that a significant discrepancy exists between (i) the total quantity of Holograms used on Products sold, Products on hand, and Products in process; and (ii) the quantity of Holograms sent to Licensee, such discrepancy shall be a default under the terms and conditions of this Agreement.

(iii) Licensee shall at all times during the Term and the Sell-Off Period be responsible for the safekeeping, protecting, and tracking of the inventory of Licensor’s Holograms, including any actions or inactions taken by Licensee's manufacturing sources, subcontractors, distributors, suppliers, dealers, and/or wholesalers regarding the Holograms. If any Holograms sent to or for Licensee are misplaced, lost, stolen, sold or misused, in any manner whatsoever (including use on unapproved, non-conforming or unacceptable Products or Materials pursuant to Paragraph 2.i. hereof), it shall be deemed as a default. Licensee shall be responsible for and shall pay Licensor for any and all expenses incurred by Licensor to recover such Holograms, including without limitation, legal fees and costs, investigative fees and costs, and/or expenses to purchase unapproved Products bearing such Holograms to have the Products removed from commerce, or to otherwise protect Licensor’s rights.

m.	Playboy Properties and Non-Competitive Brands:

(i) During and after the Term, Licensee shall not use, cause or authorize to be used any word, device, design, slogan or symbol confusingly similar, in whole or in part, to any or all of the Playboy Properties, or any permutation of the Playboy Properties. During the Term and the Sell-Off Period, any or all of the following shall not be used on or in connection with the Products or the Materials without Licensor’s prior written consent: (a) portions or permutations of any or all of the Playboy Properties; (b) secondary marks; or (c) new words, devices, designs, slogans or symbols. Upon such authorization by Licensor and use by Licensee, any use by Licensee of a portion, permutation, secondary mark, word, device, design, slogan and/or symbol shall inure to the benefit of the Licensor, shall be the property of Licensor and shall be included as one of the Playboy Properties subject to this Agreement. Should Licensee create or develop any advertising, promotion, packaging or trade dress unique to the Products, all such advertising, promotion, packaging or trade dress shall be the property of Licensor and shall not be used by Licensee on or in connection with any other product or merchandise during and after the Term. No later than ten (10) days after expiration or termination of this Agreement or at any other time Licensor so requests, Licensee will assign to Licensor, without charge, all of Licensee’s right, title and interest (including without limitation all goodwill associated therewith and all copyrights) in and to such advertising, promotion, packaging or trade dress and shall cooperate fully with Licensor in preparing and recording whatever documentation may be necessary or desirable or requested by Licensor to effect such assignment.

(ii) Without Licensor’s prior written consent, Licensee shall not design, manufacture, advertise, promote, distribute, sell or deal with in any way in the Territory any product or material that is or are in Licensor’s sole and absolute judgment competitive with or confusingly similar to any or all of the Products and the Materials.

(iii) Licensee shall not use color combinations, designs, styles, logo treatments, graphics or packaging unique to any or all of the Products on or in connection with any other product, and Licensee, without charge, will assign to Licensor ownership of all right, title and interest, including, but not limited to, all rights of copyright and trademark (including goodwill associated therewith), that Licensee has acquired or may acquire in such color combinations, designs or styles no later than ten (10) days after expiration or termination of this Agreement or at any other time Licensor so requests.

(iv) Licensee hereby assigns, transfers and conveys to Licensor, to the maximum extent permitted by applicable law, all of Licensee’s right, title and interest, including, but not limited to, all rights of copyright, trademark (including goodwill associated therewith), trade secret and any other rights in and to all aspects of the Products created by Licensee under or in connection with this Agreement so that Licensor shall be the sole owner of all such rights therein. Licensee shall, upon the reasonable request of Licensor, either during the Term or at any time thereafter, execute and deliver to Licensor whatever documentation Licensor may request to effect such assignment, transfer or conveyance. Licensee shall not have any rights to use any of the elements uniquely developed by Licensee for the Products itself or in connection with any third party following expiration or termination of the Agreement. In the event Licensee engages, employs or utilizes artists, designers or other third parties (collectively, the “Designers”) to develop Products and/or Materials, Licensee shall obtain a written assignment, and shall supply Licensor with an original copy of each such assignment (if an original copy is not available, a copy affixed with the company chop of Licensee shall be furnished by Licensee to Licensor), from any Designer in favor of Licensor under which all of such Designer’s right, title and interest, including, but not limited to, all rights of copyright, trademark, and all rights in and to all aspects of the Products (including trade secret protection), in and to such Designer’s work product is transferred and conveyed to Licensor to the maximum extent permitted by applicable law so that Licensor will be the sole owner of all rights therein.

(v) Licensee shall not during the Term of this Agreement enter into any retail business or business arrangement involving retail identified with or by the names or trademarks of any men’s lifestyle publications, products or services, including but not limited to FHM or Maxim. In the event Licensee commences any such dealing with any such publications, whether directly or indirectly, or in the event the publishers or any substantial holder of the interest in any such publication or in any men’s sophisticate publication such as Maxim, FHM, CKM, Hustler or Penthouse acquires or otherwise comes to hold any financial or equity interest in Licensee, such event shall be deemed as a default.

n.	Indemnification and Product Liability Insurance:

Licensee shall:

(i) indemnify, defend and hold harmless Licensor, its subsidiaries and affiliates, their respective shareholders, licensees and franchisees and the agents, officers, directors and employees of each and Licensor’s Agent (hereinafter collectively referred to as “Indemnitees”) from all costs, claims, suits, losses, damages and expenses (including without limitation attorneys’ fees and litigation or other expenses) arising out of or in connection with: (a) the design, manufacture, labeling, packaging, advertising, promotion, sale or distribution of or any other dealing whatsoever with the Products or Materials (including, but not limited to, any breach of Licensee’s obligations under Paragraph S.6. of the Schedule); (b) any alleged action or failure to act whatsoever by Licensee; (c) any alleged defect in any or all of the Products; (d) any alleged non-conformity to or non-compliance with any law pertaining to the design, quality, safety, advertising, promotion or marketing of any or all of the Products and the Materials; (e) any sales or distribution by Licensee of the Products to a country where a third party owns the registrations for trademarks that are confusingly similar to the Trademarks; (f) any breach by Licensee of any of its representations, warranties or undertakings hereunder; (g) any alleged non-conformity to or non-compliance with any Laws; (h) the prior agreements between Licensor and [***] and the prior agreements between Licensor and [***], and the termination thereof; (i) any activities of Licensee, [***], and/or their affiliates; or (j) Licensee’s performance hereunder;

(ii) obtain and maintain, at Licensee’s own expense, product liability insurance satisfactory to Licensor in the minimum amount of One Million U.S. Dollars (U.S.$1,000,000) per occurrence and Five Million U.S. Dollars (U.S.$5,000,000) of primary and umbrella coverage from one or more insurance companies, each with a Best’s rating of “A” (or better), and qualified to transact business in the Territory (each such insurance policy shall name each of the Indemnitees as additional insureds and/or loss payees as their interests may appear and by reason of the indemnity contained in Paragraph 2.n.(i) above and shall evidence the insurer’s agreement that such insurance shall not be amended, canceled, terminated or permitted to lapse without thirty (30) days’ prior written notice to Licensor), and provide Licensor with a certificate of such insurance upon execution of this Agreement by Licensee and on each anniversary date of the grant or issuance of each such policy during the Term and the Sell-Off Period evidencing that each such policy has not been altered with respect to the Indemnitees in any way whatsoever nor permitted to lapse for any reason, and evidencing the payment of premium of each such policy; and

(iii) cause each such policy to be in full force and effect prior to the commencement of any design, manufacture, advertising, promotion, sale, distribution or dealing with any or all of the Products whatsoever. Failure by Licensee to obtain the required insurance prior to such commencement or failure by Licensee to adequately maintain such insurance during the Term and the Sell-Off Period shall be a default by Licensee under this Agreement.

o.	Marketing Spend, Advertising Plans and Public Relations:

(i) In addition to any other amounts or payments to be made by Licensee under this Agreement, and not to be credited to or offset against any Guaranteed Royalties or Earned Royalties payable hereunder, Licensee agrees to expend within each License Year for advertising and promoting the Products in media directed to the consumer (including without limitation point-of-sale materials, newspapers, magazines, television and radio, but specifically excluding all marketing trade shows and trade promotions, and travel and expenditure costs associated with trade shows and/or trade promotions, all fixtures and displays, and any expenses and costs on online platforms, except those specifically provided by Licensor) not less than the Marketing Spend, as set forth in Paragraph S.16 of the schedule to this Agreement. If the Statement for the last License Quarter of a License Year shows that such amount has not been spent as set forth herein, the difference between the amount actually spent and the amount required to be spent must be remitted to Licensor along with such Statement for use in Licensor’s advertising and promotion pool.

(ii) Licensee must submit to Licensor, for Licensor’s approval, its advertising/promotional plan and marketing plan in the format provided by Licensor for the Products for each ensuing calendar year. Such plans must be submitted not later than March 15th of each calendar year. In the event Licensor, in its reasonable discretion, does not approve of any such plan, Licensee must submit a revised plan or plans to Licensor, for its approval, within not more than fifteen (15) days following Licensee’s receipt of Licensor’s notice of disapproval and Licensee must incorporate revisions into the plan or plans that address Licensor’s concerns or reasons for disapproval.

(iii) Within ten (10) days following the end of each calendar month during the Term, Licensee will submit to Licensor, a list of all upcoming public relations efforts regarding the Products (the “PR”), which may include, but will not be limited to, interviews, press releases and press events. In the event Licensee wishes to sanction or schedule any PR after the submission to Licensor of such monthly list, Licensee will immediately notify Licensor of such additional PR. Licensee must obtain Licensor’s prior written approval prior to any PR effort taking place. In the event any PR consists of interviews, all talking points for same must be approved in advance in writing by Licensor. In the event Licensor, in its sole discretion, wishes to participate in any PR Licensor will so notify Licensee. In the event Licensor fails to provide its approval or disapproval of any or all things submitted to Licensor pursuant to this Paragraph 2.o.(iii) within fourteen (14) days of Licensor’s receipt thereof, Licensor shall be deemed to have disapproved of such things. In the event Licensor disapproves any PR, Licensee will cancel such disapproved PR. Failure by Licensee to cancel any disapproved PR or engaging in any PR that has not been submitted to Licensor in advance for approval shall be a default by Licensee under this Agreement.

3.	ADDITIONAL COVENANTS OF THE PARTIES.

a. Reservation of Rights: All rights not expressly and specifically granted herein to Licensee are reserved by Licensor.

b. Certain Sales:

(i) In the event Licensor, its subsidiaries, parent, affiliates or third-party licensees wish, during the Term, to purchase any of the Products for any purpose, including but not limited to, promotional and advertising purposes, as product placement in feature films, television and related platforms, direct marketing sales, premium sales and incentive sales, Licensee, if requested to do so by Licensor, will sell to Licensor and its licensee(s) or either thereof any or all of the Products at the best prices and terms given to other customers of the Products ordering substantially the same quantities of similar merchandise from Licensee.

(ii) In the event of any such sale of the Products by Licensee to Licensor, Licensee shall ship or deliver such Products either directly to Licensor or, as Licensor may direct, to any other individual(s), entity or entities. Any or all such sales of the Products by Licensee to Licensor shall be at the prices described in Paragraph 3.b.(i) above. Licensee will include such sale(s) in the computation of Net Sales. Licensee shall bill Licensor and its licensee(s) or either thereof in accordance with Licensee’s normal billing procedures for all such Products shipped or delivered.

c. Investment Opportunity. During the Term hereof, if Licensee (or, if Licensee is owned or controlled by, or owns and controls, another entity, such Licensee affiliate) offers to sell or to issue equity or debt to any third party or enters into any transaction for such offering or sale, Licensee shall provide written notice of the same to Licensor, and Licensor will be entitled to participate in such offering, sale or issuance on terms and conditions that are at least as favorable as those granted to any other investor in such transaction. Participation in any such transaction shall be at Licensor’s sole discretion, and nothing herein shall obligate Licensor to so participate.

4.	TITLE AND PROTECTION.

a. Indemnification by Licensor: Subject to the provisions of Paragraph 16. hereof Licensor shall indemnify, defend and hold harmless Licensee, its subsidiaries and affiliates, their respective shareholders and the agents, officers, directors and employees of each against and from all claims or suits (provided prompt notice of each such claim or suit which comes to the attention of Licensee is given to Licensor by Licensee) arising solely and directly out of the authorized use of the Playboy Properties on or in connection with the Products by Licensee in the Territory, but in no event shall such indemnification include incidental or consequential damages, including, but not limited to compensation or reimbursement for loss of prospective profits, anticipated sales or other losses occasioned by termination of this Agreement or any other reason(s). Licensor shall have the option to settle or to undertake and conduct the defense of any such claim or suit, but Licensee shall, upon receipt of notice from Licensor and pursuant to Licensor’s instructions, handle, undertake and conduct the defense of any such claim or suit at Licensor’s expense. If Licensor does not provide such notice to Licensee, Licensee may, through counsel of Licensee’s own choice and at its own expense, participate in any such claim or suit, but in such event Licensor shall have sole and exclusive control over such defense, and Licensor’s decisions with respect thereto shall govern and control. Licensee expressly covenants that no discussions by Licensee whatsoever with claimant or litigant, no compromise or settlement by Licensee of any claim or suit and no negotiations by Licensee with respect to any compromise or settlement shall be had, made or entered into without the prior written approval of Licensor.

b. Enforcement: Licensee shall promptly notify Licensor in writing of each actual, suspected or apparent infringement or imitation of the Playboy Properties or the Materials that comes to the attention of Licensee. Licensor may take such action in regard to such infringement or imitation as Licensor, in its sole and absolute judgment, deems to be appropriate, including without limitation, no action. Licensor may, in its sole and absolute discretion, decide whether to assert any claim or undertake or conduct any suit with respect to such infringement or imitation, and Licensee agrees to cooperate fully with Licensor in the prosecution of any such claim. Licensee shall, upon receipt of notice from Licensor and pursuant to Licensor’s instructions, on behalf of Licensor, assert any such claim or handle, undertake and conduct any such suit at Licensor’s expense in the name of Licensor or Licensee or in both names as Licensor may direct. Licensee expressly covenants that no discussions whatsoever with the infringing or imitating party or parties, no compromise or settlement of any such claim or suit and no negotiations with respect to any compromise or settlement of any such claim or suit shall be had, made or entered into without the prior written approval of Licensor. In no event shall Licensor be responsible to Licensee for consequential or incidental damages that result from any infringement or imitation. Under no circumstances may Licensee enforce Licensor’s rights to the Playboy Properties without Licensor’s prior written approval and in no event may Licensee take any action on account of any such infringements without Licensor’s prior written approval.

5.	RELATIONSHIP BETWEEN THE PARTIES.

a. No Joint Venture: Nothing herein contained shall be construed to place the parties hereto in the relationship of partners or joint venturers, and Licensee shall have no power to obligate or bind Licensor or its subsidiaries or affiliates in any manner whatsoever. Licensor will have no fiduciary duty or fiduciary obligation to Licensee under this Agreement.

b. Assignment:

(i) Licensor, in entering into this Agreement, is relying entirely upon Licensee’s skills, reputation and personnel, including without limitation its officers, managers, directors, owners and/or shareholders. This Agreement and all rights, duties and obligations hereunder are personal to Licensee and shall not, without the prior written consent of Licensor (which may be given or withheld in the sole discretion of Licensor), be assigned, delegated, sold, transferred, leased, mortgaged or otherwise encumbered by Licensee or by operation of law. Any attempt to do so without such consent shall be void and shall constitute a default under this Agreement. If Licensor in its sole discretion believes that any change in any or all of the officers, managers, directors, owners and/or shareholders of Licensee has, will or could materially interfere with or materially and adversely affect Licensee’s performance hereunder or the relationship between the parties hereto, such change shall constitute a default under this Agreement and Licensor shall so notify Licensee and Licensee shall take whatever steps or actions are necessary to remedy Licensor’s concerns; failing which Licensor shall have the right to terminate this Agreement. The consent of Licensor to any such assignment, delegation, sale, transfer, lease, mortgage, other encumbrance or change shall not be deemed to be consent to any subsequent assignment, delegation, sale, transfer, lease, mortgage, other encumbrance or change.

(ii) Licensor may assign this Agreement or assign or delegate any or all of its rights, duties and obligations under this Agreement to any of its parents, subsidiaries or affiliates or to any other individual or entity, including without limitation, a third-party.

c. Change of Control:

(i) Licensee must obtain Licensor’s prior written approval, which may be granted or withheld in Licensor’s sole discretion, for any and all transfers in ownership interest in Licensee such that one (1) or more transferees directly or indirectly controls twenty-five percent (25%) or more of Licensee’s voting power (each a “Change of Control”). For the avoidance of doubt, any Change of Control of Licensor shall not require Licensee’s prior approval and, furthermore, the terms and conditions of this Agreement shall remain in full force and effect in the event of any Change of Control of Licensor.

(ii) [***]

6.          SUBLICENSING. Licensee may not, without the prior written approval of Licensor, whose discretion shall be final and absolute, enter into any sublicense agreement or grant any sublicense for any or all of the rights or obligations of Licensee under the License or this Agreement. The consent of Licensor to any sublicense agreement or sublicense shall not be deemed to be a consent to any subsequent sublicense agreement or sublicense. Any commercialization of the rights granted herein between Licensee and a third party, other than approved third party sub-contracted manufacturers (valid only with a signed agreement as set forth on Exhibit C herein) or approved third-party distributors (valid only with a signed agreement as set forth on Exhibit E), shall be considered an invalid sublicense agreement hereunder and will constitute a material breach of this Agreement. Under no circumstances, may a manufacturer or any of its affiliates also be a distributor, wholesaler or retailer of the Products and vice versa. Furthermore, Licensee will, on demand by Licensor, disclose the full and comprehensive commercial conditions, including original copies of any agreements, sub-manufacturing or distribution agreements or similar arrangements it makes with any third party, if original copies are not available, copies affixed with the company chop of Licensee shall be furnished by Licensee to Licensor.

7.	DEFAULTS AND RIGHTS OF TERMINATION.

a. Defaults and Right to Cure:

(i) Except as otherwise provided in this Agreement, if Licensee shall violate any of the terms or conditions hereof or default on any of its duties, obligations or warranties hereunder, Licensor shall have the right and option, but not the duty, to terminate the License and this Agreement upon not less than thirty (30) days’ prior written notice, but no neglect or failure to serve such notice shall be deemed to be a waiver of any such violation or default. Such termination shall become effective unless such violation or default described in such notice shall be completely remedied to the satisfaction of Licensor within such thirty (30) day period.

(ii) Notwithstanding the provisions of Paragraph 7.a.(i) above, if such violation or default: (a) is of a kind that a remedy or cure cannot effectively cure; or (b) is described in this Agreement as an incurable default, then the License and this Agreement shall terminate upon receipt by Licensee of written notice thereof without any period of remedy or cure whatsoever. The termination of the License and this Agreement shall be without prejudice to any rights that Licensor otherwise has against Licensee under this Agreement or under law.

b. Bankruptcy or Assignment for Creditors, Business Discontinuance: If: (i) Licensee files a petition in bankruptcy or is adjudicated a bankrupt; (ii) a petition in bankruptcy is filed against Licensee; (iii) Licensee shall become insolvent or shall make or agree to make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; (iv) Licensee discontinues business; (v) Licensee receives a qualified opinion from its independent auditor regarding Licensee’s financial statements or an opinion stating that Licensee’s financial situation raises substantial doubt about Licensee’s ability to continue as a going concern (or the equivalent of such an opinion); or (vi) a receiver shall be appointed for Licensee, the License and this Agreement shall automatically terminate without the necessity of any notice whatsoever. If the License and this Agreement are so terminated, any and all of Licensee and its receivers, representatives, trustees, agents, administrators, successors and assigns shall have no right to sell or in any way deal with any of the Playboy Properties, Products or the Materials, except with the special prior written consent and under the instructions of Licensor that it or they shall be obligated to follow. Termination of this Agreement as a result of any of the occurrences set forth in this Paragraph 7.b. will be deemed a default and Licensee will be required to remit to Licensor the termination fee set forth in Paragraph 8.f. hereof.

c. Loss of Trademark Rights: If Licensee’s right to use any or all of the Trademarks is adjudged illegal, invalid or restricted and either (i) such adjudication has become final and non-appealable; (ii) Licensor in its sole discretion chooses not to appeal therefrom; or (iii) if a settlement agreement is entered into by Licensor that prohibits or restricts Licensor’s or Licensee’s right(s) to use the Trademarks, the License and this Agreement shall automatically terminate without the necessity of any notice whatsoever as of the date (x) such adjudication becomes final and non-appealable; (y) Licensor makes such choice; or (z) of the execution and delivery of such settlement agreement. Notwithstanding anything to the contrary in this Agreement, Licensee shall have no claim of any nature against Licensor for the loss of any or all rights to use the Trademarks.

d. Qualified Auditor’s Report: If Licensee receives a qualified opinion from its independent auditor regarding Licensee’s financial statements or an opinion stating that the Licensee’s financial situation raises substantial doubt about Licensee’s ability to continue as a going concern (or the equivalent of such an opinion), the receipt of such opinion shall be considered a default.

e. Cross-Default: In addition to, and without derogating from any other rights Licensor may have hereunder or under any other agreement between Licensor and Licensee, or otherwise, any breach or default by Licensee (or its successors or assigns) of any other agreement (collectively, the “Other Agreements”), between Licensor (or any affiliate or assignee of Licensor) and Licensee (or its successors or assigns) may also be deemed by Licensor to be a breach or default by Licensee under this Agreement, and any breach or default by Licensee (or its successors or assigns) under this Agreement may also be deemed to be a breach or default by Licensee (or its successors or assigns) of any or all Other Agreements, and Licensor (or the applicable affiliate or assignee of Licensor) shall be entitled to exercise any and all of its rights and remedies under the applicable agreements with respect thereto as if such breach or default occurred under such agreements.

8.	EXPIRATION OR TERMINATION.

a. Effect of Expiration or Termination: Upon and after the expiration or termination of the License and this Agreement, all rights granted to Licensee under this Agreement shall immediately revert to Licensor. Licensee will refrain from any further use of the Playboy Properties or any further reference to anything similar to the Playboy Properties (including, but not limited to, words, devices, designs and symbols) or in any way associated with any or all of the Products, Licensor and its subsidiaries or affiliates, except with the prior written consent of Licensor or as expressly provided in Paragraph 8.c. hereof.

b. Reserved Rights: The expiration or termination of the License and this Agreement shall not: (i) relieve Licensor or Licensee, respectively, of any obligations incurred prior or subsequent to such expiration or termination; or (ii) impair or prejudice any of the rights of Licensor or Licensee, respectively, accruing prior or subsequent thereto as provided in this Agreement. Upon termination of the License and this Agreement pursuant to Paragraph 7.c. hereof, Guaranteed Royalties for the then current License Year shall be prorated based on the ratio that the number of days in such License Year prior to termination bears to the number of days in the License Year had the License and this Agreement not been terminated. Earned Royalties due for such License Year shall be the excess of Earned Royalties over such prorated Guaranteed Royalties. Any overpayment or underpayment of Guaranteed Royalties or Earned Royalties based on such proration shall be immediately adjusted by the parties hereto.

c. Continued Sales After Expiration or Termination: Provided that Licensee is not in arrears in the payment of any amounts due to Licensor and that Licensee is in compliance with all of the terms and conditions of this Agreement, and further provided that no new Products were manufactured without Licensor's prior written approval during the ninety (90) day period immediately preceding expiration, then upon the expiration of the License and this Agreement, or if this Agreement is terminated pursuant to any paragraph of this Agreement prior to the Expiration Date and then only upon Licensor’s prior written approval (which may be withheld at Licensor’s discretion), and except as provided in Paragraph 8.d. hereof, Licensee may, during the Sell-Off Period, sell through Licensee’s existing, recognized network of distributors or accounts all of the Products that have been approved by Licensor and that are in process or on hand on the Expiration Date or at the time such notice of termination together with Licensor’s approval of such Sell-Off Period is received. In such event, Licensee shall pay Earned Royalties and furnish Statements with respect to the Sell-Off Period in accordance with the terms and conditions of this Agreement as though the License and this Agreement were still in effect. It is expressly understood and agreed by Licensee that the Sell-Off Period shall be: (i) non-exclusive; and (ii) considered a separate accounting period for the purpose of computing Earned Royalties due to Licensor for sales during such period. Sales during the Sell-Off Period shall not be applied against any Guaranteed Royalties due or payable prior to the Sell-Off Period.

(i) Licensee acknowledges that during the Sell-Off Period the Products may be sold only in the normal course of business via the approved Distribution Channels and at regular selling prices (unless otherwise agreed by the Licensor in writing). All labels and hang tags must remain intact, and the Trademarks may not be removed, hidden or altered in any way. Any Product returned during the Sell-Off Period may be re-sold solely in the same manner as other Products during the Sell-Off Period.

(ii) Licensee fully understands and acknowledges that Sell-Off Period sales should, through diligent sales and stock control by Licensee, be planned to be minimal. Licensee will refrain from "dumping" Products. “Dumping” means selling at a volume level that is inconsistent with (and greater than) the volume immediately prior to the beginning of the Sell-Off Period and at sales prices that are inconsistent with (and lower) than the sales prices that were in place immediately prior to the commencement of the Sell-Off Period. If, on the basis of prior sales patterns during the Term (for example unit volume sales for comparable periods), Licensor has, at its sole discretion, reasonable cause to believe that Licensee is not exercising its requirements for the expiration or termination of the license (and related sell-off activities) in good faith then Licensor may in its sole discretion end the Sell-Off Period or take other measures (such as for example not authorizing Product approvals or fulfillment of Hologram orders) to ensure that the end of Term obligations and Sell-Off Period are being realized according to the letter and spirit of this Agreement.

d. Inventory After Expiration or Termination:

(i) Licensee shall furnish to Licensor an Inventory Statement:

(a) not more than thirty (30) days after the expiration of this Agreement;

(b) not more than thirty (30) days after the expiration of the Sell-Off Period (if any); and

(c) not more than ten (10) days after: (i) receipt by Licensee of notice of termination of this Agreement or the Sell-Off Period (if any); or (ii) the happening of any event that terminates the License and this Agreement where no such notice is required.

(ii) Not more than ten (10) days after the expiration or termination of this Agreement or the Sell-Off Period (if any), Licensee must supply Licensor with a certificate of destruction for all Materials, including, but not limited to, Holograms, labels, hang tags, buttons, boxes, zippers, decals, advertising material and equipment capable of recreating the Playboy Properties, including, but not limited to: molds, tools, dies and printing screens.

(iii) Upon the expiration or termination (for any reason) of this Agreement during the Term or the Sell-Off Period (if any), Licensor reserves the right to purchase all remaining inventory at Licensee’s direct variable manufacturing cost, however, if Licensor chooses not to purchase such inventory, it shall be promptly destroyed by Licensee unless otherwise agreed between Licensee and Licensor. Licensor shall inform Licensee of its decision within fifteen (15) days after Licensor’s receipt of the Inventory Statement from Licensee.

(iv) Should Licensor choose not to purchase Licensee’s inventory as provided under Paragraph 8.d.(iii) above, Licensee, within ten (10) days of the date of Licensor’s notice, shall destroy such inventory and provide Licensor with a certificate of destruction for all inventory of the Product on hand or in process.

(v) Licensor and its agents shall have the right to conduct physical inspections of any and all locations where the Products may be designed, manufactured and/or held to ascertain Licensee’s compliance with this Paragraph 8.d. and, in order to enable Licensor to conduct such inspections, Licensee will provide to Licensor within not more than ten (10) days of the date of Licensor’s written request a listing of the places and addresses at which the Products are designed, manufactured and/or held. Any refusal by Licensee to submit to such inspection shall forfeit Licensee’s right to a Sell-Off Period, and Licensor shall retain all other legal equitable rights it has in the circumstances, which rights are hereby specifically reserved.

(vi) Licensee understands and acknowledges that it is essential for Licensor to have accurate, complete and timely information with regard to existing inventory of the Products and the inventory of the Products that is destroyed. Failure to provide Licensor with timely and accurate Inventory Statements is a material default under the Agreement and, in such event, Licensor will have the right to revoke Licensee’s right to the Sell-Off Period. Further, Licensee will, prior to any destruction of the Products pursuant to the provisions of Paragraphs 8.d.(ii) and 8.d.(iii) above, provide Licensor with the date, time and location of such destruction and allow Licensor or its nominee to witness such destruction if Licensor so wishes. Licensee’s failure to submit to Licensor any Inventory Statement within the required time frames is a material violation of the provisions of the Agreement and Licensor hereby reserves its rights under the Agreement and under law.

e. Equitable Relief and Legal Fees:

(i) Subject to Paragraph 8.c. hereof, Licensee hereby acknowledges that its failure to cease the design, manufacture, advertising, promotion, sale or distribution of the Products and the Materials upon the expiration or termination of this Agreement will result in irreparable harm to Licensor and its business interests for which there is no adequate remedy at law. Accordingly, in the event of such failure or in the event of any violation or default by Licensee under this Agreement (after giving effect to the provisions of Paragraph 7.a.(i) hereof), Licensor shall be entitled to equitable relief without the necessity of posting bond by way of any temporary and permanent injunctions and such other relief as any court of competent jurisdiction may deem just and proper. In this regard, Licensee hereby consents to the judgment of temporary and permanent injunctions in favor of Licensor in order to give effect to this Paragraph 8.e.(i).

(ii) In the event either party hereto files any action against the other to enforce any of the provisions of this Agreement or to secure or protect such party’s rights under this Agreement, such party shall be entitled to recover, in any judgment in its favor entered therein, the attorneys’ fees and litigation expenses of such party, together with such court costs and damages as are provided by law.

f. Termination Fee: Notwithstanding anything to the contrary in this Agreement, if Licensor terminates this Agreement as a result of a default by Licensee or a default that is not cured by Licensee within the time frame set forth in Paragraph 7.a.(i) hereof, the payment of all Guaranteed Royalties payable through the Expiration Date will be accelerated and Licensee shall pay to Licensor as a termination fee no later than ten (10) days after the date of such termination all outstanding Guaranteed Royalties required to be paid during the Term of this Agreement in addition to all Earned Royalties due through the effective date of termination, and Licensor may immediately draw down on any outstanding Cash Guarantee required under Paragraph 2.d.(iv) hereof, which such drawing shall not preclude Licensor from seeking from Licensee any deficiency that remains after such drawing. The receipt by Licensor of, or the right by Licensor to receive such termination fee, shall be without prejudice to any other rights Licensor has under this Agreement and under law. Further, such termination fee shall not be deemed to constitute the only damages to which Licensor may be entitled under the Agreement or under law.

9.	NOTICES.

a. Effectiveness: Unless otherwise expressly indicated in this Agreement, each notice, request, approval, consent, payment and Statement (hereinafter referred to as a “Submission”) specifically provided for in this Agreement shall be in writing and shall be considered effective or received the earliest of: (i) five (5) days after the date when such Submission is mailed by certified or registered mail with postage prepaid to the party hereto at the address set forth below; (ii) two (2) business days after the date when such Submission is sent by overnight courier service addressed to such party at such address or the date indicated as received on the overnight courier service confirmation receipt, whichever is earlier; (iii) except for payments, when such Submission is sent by facsimile addressed to such party at such address and the sender thereof requests and receives written confirmation from such party that such Submission has been received and is legible; or (iv) when such Submission is actually received by such party at such address:

To Licensor:	Address:	10960 Wilshire Blvd., Suite 2200, Suite 200
Los Angeles, CA 90024
	Attention:	VP, Global Licensing
	Facsimile:	310-424-1804
	Telephone:	310-424-1800

With a copy to:	Attention:	General Counsel
	Email:	[EMAIL ADDRESS]

And to Agent:	The address specified in Paragraph S.3.1 of the Schedule.

To Licensee:	The address specified in Paragraph S.2. of the Schedule

b. Address Change: Notwithstanding the provisions of Paragraph 9.a. hereof, each party hereto shall promptly give written notice to the other party of some other address to which Submissions shall be sent, in which event such Submissions to such party subsequently shall be sent to such address.

10.       CONFIDENTIAL INFORMATION. Licensor shall from time to time during the Term of this Agreement, make available to Licensee materials, including, but not limited to, style guides and licensing manuals, and other information, all of which is non-public, confidential or proprietary to Licensor. Such materials, information and the terms and conditions of the License and this Agreement, which is confidential between Licensee and Licensor, will be collectively referred to herein as the “Proprietary Material.” Licensee shall not disclose the Proprietary Material to third-parties or use the Proprietary Material for any purpose other than in connection with its duties and obligations as set forth in this Agreement. Licensee will ensure that the Proprietary Material will be kept confidential by Licensee and its directors, officers, employees, agents, distributors, designers and supplier/subcontractors (collectively “Representatives”), and that all such Representatives shall be made aware of the confidential nature of the Proprietary Material. In the event Licensee is requested or required (by oral question, interrogatories, subpoena, civil investigative demand or similar process) to disclose any of the Proprietary Material, Licensee will promptly notify Licensor of such request or requirement and cooperate with Licensor so that Licensor may seek an appropriate protective order or otherwise seek appropriate protection of the Proprietary Material. In the event that such protection is not obtained or that Licensor waives compliance, Licensee shall furnish only that portion of the Proprietary Material which Licensee is advised by written opinion of counsel is legally required to be furnished. Immediately upon the expiration or termination of this Agreement, or within ten (10) days from the date of the Licensor’s prior written request, Licensee will return to Licensor, or destroy at Licensor’s request, all Proprietary Material and all copies of the Proprietary Material produced by Licensee or its Representatives or any notes, analysis or other materials prepared or produced by Licensee or its Representatives.

Anything in this Agreement to the contrary notwithstanding, unless mandated by law or a governmental agency, Licensee will keep all terms and conditions of this Agreement confidential both during and after the Term of the Agreement.

11.       SEVERABILITY. Each provision of this Agreement shall be severable. If, for any reason, any provision herein is finally determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such determination shall not impair the operation or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and bind the parties hereto. Each invalid provision shall be curtailed only to the extent necessary to bring it within the requirements of such law or regulation.

12.       CONSENTS AND APPROVALS. If Licensor fails or refuses to grant to Licensee any request, consent or approval, Licensor may, but shall not be required to, give the reason therefore, but Licensor shall not be liable for any events or circumstances that arise as a result of such failure or refusal.

13.       APPLICABLE LAW. This Agreement shall be governed by and interpreted under the laws of the People’s Republic of China without regard to its conflicts of laws provisions. The parties hereto agree that any and all disputes arising out of, resulting from or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be submitted to Hong Kong International Arbitration Centre for arbitration in accordance with its rules effective at the time of application for arbitration. The place and location of arbitration shall be in Hong Kong. In each arbitration, the number of arbitrators shall be three. The presiding arbitrator shall not be a citizen of the USA, Mainland China, or any other administrative region of China (including Hong Kong, Taiwan and Macao). The language to be used in the arbitral proceeding shall be both English and Chinese. The arbitration award shall be final and binding upon the Parties. The cost of arbitration and attorneys’ fees and disbursements shall be borne by the losing party, unless otherwise determined by the arbitration award.

14.       NO BROKER. Licensee warrants and represents that Licensee used no broker in connection with the execution and delivery of this Agreement.

15.       CONSTRUCTION. The headings used herein are for convenience only and shall not be deemed to define, limit or construe the contents of any provision of this Agreement. The wording of this Agreement will be deemed to be the wording chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any such party. Time is the essence of this Agreement. The Schedule, Recitals and all Exhibits attached hereto shall be deemed to be part of this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

16.       LIMITATION OF LIABILITY: LICENSEE WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO OR CLAIM FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES AGAINST LICENSOR AND AGREES THAT, IN THE EVENT OF A DISPUTE BETWEEN LICENSEE AND LICENSOR, LICENSEE WILL BE LIMITED TO EQUITABLE RELIEF, RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS, AND ANY MONETARY DAMAGES ASSOCIATED WITH INJURY TO GOODWILL OR REPUTATION. LICENSEE IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER LICENSEE OR LICENSOR.

17.       SURVIVABILITY. The expiration or termination of the License and this Agreement shall not affect those provisions hereof that are meant to survive such expiration or termination.

18.       RIGHTS CUMULATIVE. The respective rights and remedies of the parties hereto, whether herein specified or otherwise, shall be cumulative, and the exercise of one or more of them shall not preclude the exercise of any or all other rights and remedies each such party has hereunder or by law.

19.       ENTIRE AGREEMENT. This Agreement (with the Recitals, Schedule and all Exhibits attached hereto) represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, pertaining to the subject matter hereof. None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by the parties hereto. There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement and Licensee acknowledges that in entering into this Agreement, it has not relied upon any representations, warranties or promises, whether oral or written, not expressly contained herein. No custom or practice of the parties hereto at variance with the terms hereof shall constitute a waiver of Licensor’s right to demand exact compliance with any of the terms herein at any time. The failure of either party hereto to enforce, or the delay by either party hereto in enforcing, any or all of its rights under this Agreement shall not be deemed as constituting a waiver or a modification thereof, and either party hereto may, within the time provided by applicable law, commence appropriate proceedings to enforce any or all of such rights. Except as expressly provided in this Agreement, no individual or entity other than Licensee and Licensor shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

20.       Miscellaneous

a.      [***] are, among others, affiliates of Licensee, and Licensee shall procure its affiliates to meet the following conditions:

(i)     [***];

(ii)     [***];

(iii)     [***].

b.      Notwithstanding anything herein to the contrary, satisfaction of the following conditions shall be conditions precedent to the effectiveness of this Agreement:

(i) all lawsuits listed in Paragraph 20.a. hereof have been duly withdrawn and such withdrawals have been approved by the applicable courts in accordance with Paragraph 20.a. hereof;

(ii)     [***] has executed a Release Letter satisfactory to the Licensor at the time of execution of this Agreement;

(iii)    [***] has executed a Release Letter satisfactory to the Licensor at the time of execution of this Agreement;

(iv)    [***] has executed a Release Letter satisfactory to the Licensor at the time of execution of this Agreement; and

(v)     any other conditions set forth in this Agreement.

c.       Representation and Warranty of Licensee. Licensee represents and warrants that there are no other lawsuits filed by or on behalf of [***], or their affiliates arising out of or in connection with the prior agreements between Licensor and [***], between Licensor and [***], and/or the terminations thereof except for those listed in Paragraph 20.a. herein.

d.       Any breach of Paragraphs 20.a., 20.b. and 20.c. shall be deemed as an incurable default hereunder.

e.       Right of Termination: Without prejudice to any of Licensor’s rights and remedies under this Agreement or otherwise, Licensor has the right to immediately terminate this Agreement by written notice, if [***] brings a lawsuit against Licensor, CAA-GBG LLP and/or any of their affiliates arising out of or in connection with the prior agreements between Licensor and [***] and/or the prior agreements between Licensor and [***]. In the aforementioned event of termination, such termination shall be effective on the date of delivery of such written notice

f.      If [***], any other sublicensees of [***] (except for those listed in Paragraph 20.g. herein) or any of sublicensees of Licensee brings a lawsuit against Licensor, CAA-GBG LLP and/or their affiliates, Licensee shall bear all costs, losses, damages and expenses (including without limitation attorneys’ fees and litigation or other expenses) incurred by Licensor, CAA-GBG LLP and their affiliates arising therefrom. For the avoidance of doubt, this Paragraph 20.f. shall survive the expiry or termination of this Agreement.

g.       [***].

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the duly authorized representative of each.

NEW HANDONG INVESTMENT (GUANGDONG) CO., LTD.		PLAYBOY ENTERPRISES
INTERNATIONAL, INC.
(LICENSEE)		(LICENSOR)

By:	/s/ Hong Jianqiao	By:	/s/ Jared Dougherty

Name:	Hong Jianqiao	Name:	Jared Dougherty

Title:	Chairman	Title:	President

Date:	December 6, 2019	Date:	December 6, 2019

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is made effective as of December 2019 (the “Effective Date”), by and between PLAYBOY ENTERPRISES INTERNATIONAL, INC., a Delaware corporation ("Assignor"), and CHINA PRODUCTS LICENSING, LLC, a Delaware limited liability company ("Assignee").

WHEREAS, Assignor is a party to that certain Product License Agreement effective as of December 2019 (the "Agreement"), by and between Assignor and New Handong Investment (Guangdong) Co., Ltd. (“Licensee”); and

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s rights, obligations, interests and liabilities under the Agreement, and Assignee is willing to accept assignment of all of such rights, obligations, interests and liabilities under the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.        Assignor hereby does transfer and assign unto Assignee all of Assignor's rights, obligations, interests and liabilities under the Agreement.

2.        For and in consideration of the assignment hereunder, Assignee hereby assumes all of Assignor's rights, obligations, interests and liabilities under the Agreement to the same extent as though it had originally been named as a party thereto and agrees to observe, perform and fulfill all the terms and conditions of the Agreement to the same extent as if it had been originally named as a party thereto.

3.        Assignee agrees to defend, indemnify and hold harmless Assignor and its affiliates, officers, directors, shareholders, employees, partners, agents and representatives from and against all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, costs and expenses arising out of, resulting from or related in any way whatsoever to the obligations under the Agreement assumed by Assignee herein, other than those obligations arising prior to the date hereof resulting from Assignor's gross negligence or willful misconduct. Assignor agrees to defend, indemnify and hold harmless Assignee and its affiliates, officers, directors, shareholders, employees, partners, agents and representatives from and against all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, costs and expenses arising out of, resulting from or related in any way whatsoever to the obligations under the Agreement assumed by Assignee herein resulting from Assignor's gross negligence or willful misconduct which arose or accrued prior to and relate to the period prior to the date hereof.

4.        This Assignment shall be binding upon, and inure to the benefit of, Assignor and Assignee, and their respective successors and assigns. This Assignment shall be governed by the Laws of the State of California, without regard to its conflicts of law provisions. This Assignment may be executed in one or more counterparts, each of which is an original and all of which constitute this Assignment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Assignment effective as of the Effective Date.

ASSIGNOR:

PLAYBOY ENTERPRISES INTERNATIONAL, INC.

By:	/s/ David Israel

Name:	David Israel

Title:	COO/CFO

ASSIGNEE:

CHINA PRODUCTS LICENSING, LLC

By:	/s/ David Israel

Name:	David Israel

Title:	COO/CFO